UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

FISERV, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

April 9, 2008

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Fiserv, Inc., to be held at our corporate offices at 10:00 a.m. local time on Wednesday, May 21, 2008 in the Fiserv, Inc. Education Center located on the second floor.

Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of Meeting and Proxy Statement. Following action on these matters, management will present a report on our activities. At the meeting, we will welcome your comments on or inquiries about our business that would be of interest to shareholders generally.

At your earliest convenience, please review the information on the business to come before the meeting.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by marking your vote on your proxy card, signing and dating it, and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If your shares are registered directly with our transfer agent, then you can vote your shares by using the Internet or a toll free telephone number. Instructions for these convenient voting methods are set forth on your proxy card. Voting by proxy will not prevent you from voting in person, and will ensure that your vote is counted if you are unable to attend.

Thank you for your prompt attention to this matter.

Sincerely,

Jeffery W. Yabuki

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 21, 2008

To the Shareholders of Fiserv, Inc.:

The annual meeting of shareholders of Fiserv, Inc. will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045, on Wednesday, May 21, 2008, at 10:00 a.m. local time for the following purposes, which are set forth more completely in the accompanying proxy statement:

1.	To elect four directors to serve for a three-year term expiring in 2011, one director to serve for a two-year term expiring in 2010, and one director to serve for a one-year term expiring in 2009, and in each case until their successors are elected and qualified.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on March 26, 2008 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By order of the board of directors,

Charles W. Sprague

Secretary

April 9, 2008

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 21, 2008: The proxy statement and annual report to security holders are available at

http://ww3.ics.adp.com/streetlink/FISV.

Your vote is important. Our proxy statement is included with this notice. To vote your shares, please mark, sign, date and return your proxy card or vote by Internet or telephone as soon as possible. A return envelope is enclosed for your convenience if you vote by mail.

PROXY STATEMENT

Annual Meeting

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Fiserv, Inc., a Wisconsin corporation, of proxies for use at our annual meeting of shareholders to be held on Wednesday, May 21, 2008 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, we will vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045. We intend to mail this proxy statement and accompanying proxy card on or about April 9, 2008 to all shareholders entitled to vote at the annual meeting.

Purposes of Annual Meeting

The annual meeting has been called for the purposes of: electing four directors to serve for a three-year term expiring in 2011, one director to serve for a two-year term expiring in 2010, and one director to serve for a one-year term expiring in 2009; ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008; and transacting such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Solicitation of Proxies

We will pay the cost of soliciting proxies on behalf of the board of directors. In addition to the use of the mail, our directors, officers and other employees may solicit proxies by personal interview, telephone or electronic communication. None of them will receive any special compensation for these efforts. We have retained the services of Georgeson Inc. (“Georgeson”) to assist us to solicit proxies. Georgeson may solicit proxies by personal interview, mail, telephone or electronic communications. We expect to pay Georgeson its customary fee, approximately $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials to beneficial owners of shares. We will reimburse such record holders for the reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy materials.

Proxies

You should complete and return the accompanying form of proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by: giving our corporate Secretary written notice of revocation; giving our corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person; provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from the record holder. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

The persons named as proxies in the accompanying proxy card have been selected by the board of directors and will vote shares represented by valid proxies. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of the proposal and each of the board’s nominees for director. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before the annual meeting or any adjournments or postponements thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders. Proxies solicited hereby will be returned to the board of directors and will be tabulated by an inspector of election, who will not be an employee or director of Fiserv, Inc., designated by the board of directors.

Record Date and Required Vote

The board of directors has fixed the close of business on March 26, 2008 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. On the record date, there were 163,593,822 shares of common stock outstanding and entitled to vote, and we had no other classes of securities outstanding. All of these shares are to be voted as a single class, and each holder is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Shares that abstain from voting or that are subject to a broker non-vote will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient votes for a quorum or to approve any proposal at the time of the annual meeting, the annual meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

Directors will be elected by a majority of votes cast at the annual meeting. A description of the majority voting provisions in our by-laws appears below under the heading “Majority Voting.” To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the votes cast for ratification must exceed the votes cast against ratification. For each of these proposals, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Voting

Shareholders who own shares registered directly with our transfer agent can appoint a proxy:

•	By marking their vote on their proxy card, signing and dating it, and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States;

•	By calling a toll-free number in accordance with the instructions on their proxy card; or

•	By using the Internet in accordance with the instructions on their proxy card.

Shareholders who hold shares through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet or by telephone will bear any costs associated with electronic or telephone access, such as usage charges from Internet access providers and telephone companies.

An individual who has a beneficial interest in shares of our common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan is being sent this proxy statement and a proxy card to provide instructions to vote the shares of common stock allocated to his or her account. A participant may use the proxy card to give directions to the trustee of the Fiserv, Inc. 401(k) savings plan as to how his or her allocated shares should be voted by completing, signing, dating and returning the proxy card. If the participant does not sign and return a proxy card, or if the participant does not attend the meeting and vote by ballot, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 29, 2008 by:

•	each current director and director nominee;

•	each executive officer appearing in the Summary Compensation Table;

•	all directors and executive officers as a group; and

•

any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Name(1)	Number of Shares of Common Stock Beneficially Owned(2)(3)(4)(5)	Percent of Class(6)
Jeffery W. Yabuki	375,230	*
Norman J. Balthasar	1,018,078	*
Thomas J. Hirsch	46,511	*
Thomas A. Neill	225,031	*
Thomas W. Warsop III	16,461	*
Donald F. Dillon	3,647,121	2.2%
Daniel P. Kearney	53,330	*
Peter J. Kight	85,678	*
Gerald J. Levy	182,598	*
Denis J. O’Leary	—	*
Glenn M. Renwick	25,363	*
Kim M. Robak	17,880	*
Doyle R. Simons	625	*
Thomas C. Wertheimer	20,612	*
All directors and executive officers as a group (17 people)	5,895,037	3.5%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner is care of Fiserv, Inc., 255 Fiserv Drive, Brookfield, WI 53045.

(2)	All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. Mr. Balthasar has pledged 46,291 shares of stock owned by him.

(3)	Includes stock options, which, as of February 29, 2008, were exercisable currently or within 60 days: Mr. Yabuki –257,756; Mr. Balthasar – 747,241; Mr. Hirsch – 34,562; Mr. Neill – 196,026; Mr. Dillon –695,295; Mr. Kearney – 49,558; Mr. Levy – 65,230; Mr. Renwick – 20,591; Ms. Robak – 14,108; Mr. Wertheimer – 16,640; and all directors and executive officers as a group – 2,195,202.

(4)

Includes shares of restricted stock subject to vesting: Mr. Yabuki – 69,435; Mr. Balthasar – 27,561; Mr. Hirsch – 9,524; Mr. Neill – 18,733; Mr. Warsop – 15,000; Mr. Dillon – 2,532; Mr. Kearney – 2,532; Mr. Kight – 85,678; Mr. Levy – 2,443; Mr. Renwick – 2,532; Ms. Robak – 2,532; Mr. Simons –

625; Mr. Wertheimer – 2,532; and all directors and executive officers as a group – 271,797. The holders of the restricted stock have sole voting power, but no dispositive power, with respect to such shares.

(5)	Mr. Dillon is a trustee of the Dillon Foundation which holds 218,750 shares of our common stock. Mr. Yabuki is a trustee of the Yabuki Family Foundation which holds 1,000 shares of our common stock. As a trustee, Mr. Dillon or Mr. Yabuki, as applicable, has voting and investment power over the shares held by the foundation. These shares are, accordingly, included in their respective reported beneficial ownership.

(6)	On February 29, 2008, there were 164,187,428 shares of common stock outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder, but not deemed outstanding for the purpose of calculating the percentage of any other person. The table does not include unvested restricted stock units issued under the Fiserv, Inc. 2007 Omnibus Incentive Plan. These restricted stock units will be settled in shares of Fiserv common stock on a one-for-one basis when such units vest, subject to any deferral elections.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors

Our articles of incorporation provide for a board of directors that is divided into three classes. The terms for each class are three years, staggered over time. There are no family relationships among any of our directors or executive officers, and no nominee for director has been nominated pursuant to any agreement or understanding between us and any person.

All of the nominees for election as director at the annual meeting are incumbent directors. These nominees have consented to serve as a director if elected and management has no reason to believe that any nominee will be unable to serve. Unless otherwise specified, the shares of common stock represented by the proxies solicited hereby will be voted in favor of the nominees proposed by the board of directors. In the event that any director nominee becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose.

The affirmative vote of a majority of votes cast is required for the election of directors. A description of the majority voting provisions in our by-laws appears below under the heading “Majority Voting.”

Nominees for Election

Each person listed below is nominated for election to serve as a director until the annual meeting of shareholders in the year in which his term expires, and until his successor is elected and qualified. The board of directors recommends that you vote FOR its nominees for director.

Three-year terms expiring in 2011

Donald F. Dillon (age 68) has been Chairman of the board of directors since 2000. Mr. Dillon served as Vice Chairman of the board of directors from 1995 to 2000. In 1976, Mr. Dillon and an associate founded Information Technology, Inc. (“ITI”), a provider of banking software and services. ITI was acquired by Fiserv in 1995, and, since then, Mr. Dillon has continued in his post as Chairman of ITI. From 1966 to 1976, Mr. Dillon was with the National Bank of Commerce, Lincoln, Nebraska and served as Senior Vice President – Information Management Division. Mr. Dillon has over 40 years of experience in the financial and data processing industries. He also serves as a member of the Board of Trustees for the University of Nebraska and a member of the University of Nebraska’s Directors Club. Principal Occupation: Chairman of the Board of Directors of Fiserv, Inc.

Gerald J. Levy (age 76) has been a director since 1986 and is known nationally for his involvement in various financial industry organizations. Mr. Levy is a past Director and Chairman of the United States League of Savings Institutions, and served as Chairman of its Government Affairs Policy Committee. Since 1959, Mr. Levy has served Guaranty Bank, Milwaukee, Wisconsin, in various capacities, including as Chairman since 2002 and Chief Executive Officer from 1973 to 2002. He also serves as a director of Guaranty Bank and Guaranty Financial M.H.C., the holding company of Guaranty Bank. Principal Occupation: Chairman of Guaranty Bank.

Denis J. O’Leary (age 51) has been a director since 2008. Mr. O’Leary is a consultant in the enterprise technology, financial services, and consumer payments industries both directly, and, since 2006, as a senior advisor to The Boston Consulting Group. He is also a private investor primarily focusing on private, early stage companies. Mr. O’Leary was recommended to the board by a third party consultant. Through early 2003, he spent 25 years at J.P. Morgan Chase & Company and its predecessors in various capacities, including Director of Finance, Chief Information Officer, Head of Retail Branch Banking, Managing Executive of Chase.com/Lab Morgan, and, from 1994 to 2003, Executive Vice President. Since 2003, Mr. O’Leary has served on the board of directors of McAfee, Inc., a publicly traded supplier of computer security solutions. Principal Occupation: Consultant.

Glenn M. Renwick (age 52) has been a director since 2001. Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s consumer marketing group and served as president of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. He is also a director of The Progressive Corporation, a publicly traded property and casualty insurance company. Principal Occupation: President and Chief Executive Officer of The Progressive Corporation.

Two-year term expiring in 2010

Doyle R. Simons (age 44) has been a director since 2007. Mr. Simons is the Chairman and Chief Executive Officer of Temple-Inland, Inc. From 2005 to 2007, he was Executive Vice President of Temple-Inland, Inc.; from 2003 to 2005, he served as its Chief Administrative Officer; from 2003 to 2005, he was Vice President – Administration; and from 1994 to 2000, he served as Temple-Inland’s Director of Investor Relations. He was recommended to the board by a non-employee director. Principal Occupation: Chairman and Chief Executive Officer of Temple-Inland, Inc.

One-year term expiring in 2009

Peter J. Kight (age 51) has been a director and Vice Chairman since 2007. Mr. Kight is the founder of CheckFree Corporation, which was acquired by Fiserv in 2007, and served as its Chairman and Chief Executive Officer from 1997 to 2007. From 1997 to 1999, Mr. Kight served as President of CheckFree Corporation and, from 1981 to 1999, as President of CheckFree Services Corporation. Mr. Kight joined Fiserv’s board of directors in connection with the acquisition of CheckFree. Mr. Kight is also director of Akamai Technologies, Inc., a publicly traded company that distributes computing solutions and services, and Manhattan Associates, Inc., a publicly traded company that provides supply chain planning and execution solutions. Principal Occupation: Vice Chairman of Fiserv, Inc.

Continuing Directors

Continuing terms expiring in 2009

Daniel P. Kearney (age 68) has been a director since 1999. Mr. Kearney is a financial consultant and served as Chief Investment Officer of Aetna, Inc. from 1991 to 1998. In 1995, he assumed the additional responsibility of President of Aetna’s annuity, pension and life insurance division, retiring in 1998. Prior to joining Aetna, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before that, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was with Salomon Brothers, Inc. as Managing Director of its Real Estate Financing Department and a founder of its Mortgage Securities Department, and from 1976 to 1977 he was Associate Director of the United States Office of Management and Budget. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. Previously, he was in private law practice in Chicago, Illinois. Mr. Kearney has over 30 years of experience in the banking, insurance and legal industries. Mr. Kearney also serves as a director of MGIC Investment Corporation, a publicly traded mortgage insurance company, and MBIA, Inc., a publicly traded financial guarantor. Principal Occupation: Financial Consultant.

Jeffery W. Yabuki (age 48) has been a director and our President and Chief Executive Officer since 2005. Before joining Fiserv, Mr. Yabuki served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, from 2002 to 2005. From 2001 to 2002, he served as Executive Vice President of H&R Block and from 1999 to 2001, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc. Mr. Yabuki is also a director of MBIA, Inc., a publicly traded financial guarantor. Principal Occupation: President and Chief Executive Officer of Fiserv, Inc.

Continuing terms expiring in 2010

Kim M. Robak (age 52) has been a director since 2003. Ms. Robak is a partner at Ruth, Mueller & Robak, LLC. Previously, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served the State of Nebraska as Lieutenant Governor from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska. She also serves as a director of: FBL Financial Group, Inc., a provider of life insurance, annuities, and mutual funds to individuals and small businesses; First Ameritas Life Insurance Corporation of New York, a life insurance company; and Union Bank & Trust Company, a financial institution. Principal Occupation: Partner at Ruth, Mueller & Robak, LLC.

Thomas C. Wertheimer (age 67) has been a director since 2003. Mr. Wertheimer is a Certified Public Accountant and a retired Senior Audit Partner of PricewaterhouseCoopers (“PwC”). He served as lead audit partner for a number of key multinational and national clients of PwC, including publicly held automotive manufacturing, financial services and retail companies. He also held technical accounting and audit quality positions including Director of Accounting, Auditing and SEC for the Midwest Region of Coopers & Lybrand. Mr. Wertheimer served on the Board of Partners at Coopers & Lybrand from 1995 until its merger with Price Waterhouse in 1998. From 2003 to 2007, he was a consultant to the Public Company Accounting Oversight Board, assisting in designing and executing its program of inspection of registered accounting firms. Mr. Wertheimer currently serves as director of Vishay Intertechnology, Inc., a publicly traded electronic component manufacturer, and Xinyuan Real Estate Co., Ltd., a residential real estate developer in China. Principal Occupation: Financial Consultant.

Majority Voting

Our by-laws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election.

Our by-laws further provide that, in an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Against Vote”) will promptly tender his or her resignation. The nominating and corporate governance committee of the board of directors will then promptly consider the resignation submitted by a director receiving a Majority Against Vote, and the committee will recommend to the board whether to accept the tendered resignation or reject it.

The board of directors will act on the committee’s recommendation no later than 90 days following the date of the meeting during which the Majority Against Vote occurred. In considering the committee’s recommendation, the board will consider the factors considered by the committee and such additional information and factors the board believes is relevant. Following the board’s decision, we will promptly file a Form 8-K with the Securities and Exchange Commission that sets forth the board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached, and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders a resignation pursuant to this provision will not participate in the committee recommendation or the board consideration regarding whether to accept the tendered resignation. Our by-laws set forth the procedure for acting if a majority of the members of the committee receive Majority Against Votes at the same election.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP

Background

The audit committee of the board of directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Deloitte & Touche LLP has served as our independent public accounting firm since 1986. The audit committee, from time to time, evaluates the performance of Deloitte & Touche LLP to determine whether we should continue to retain the firm as our independent registered public accounting firm. To this end, at least annually, Deloitte & Touche LLP makes a presentation to the committee regarding the services it provides, and our chief financial officer provides the committee with his assessment of the firm’s performance. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the audit committee of our board of directors is seeking ratification of its selection of Deloitte & Touche LLP as a matter of good corporate practice. If our shareholders do not ratify this selection, the audit committee of the board of directors will consider it a direction to select another independent public accounting firm for 2008. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our and our shareholders’ best interests.

Vote Required and Recommendation of the Board of Directors

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the votes cast for ratification must exceed the votes cast against ratification. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

The board of directors recommends that you vote in favor of Proposal 2.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that Donald F. Dillon, Daniel P. Kearney, Gerald J. Levy, Denis J. O’Leary, Glenn M. Renwick, Kim M. Robak, Doyle R. Simons and Thomas C. Wertheimer are “independent” within the meaning of Nasdaq Marketplace Rule 4200(a)(15). In determining the independence of directors, our board of directors considers, among other matters, circumstances where a director also serves as a director of a client. In particular, the board considered the fact that Guaranty Bank, of which Mr. Levy is the chairman, and The Progressive Corporation, of which Mr. Renwick is the President and Chief Executive Officer, are clients of Fiserv. Our board of directors determined that neither relationship impacts the independence of Mr. Levy or Mr. Renwick. Jeffery W. Yabuki and Peter J. Kight are not “independent” because they are employees of Fiserv.

Meetings and Attendance

During our fiscal year ended December 31, 2007, our board of directors held 16 meetings, and each director attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by all committees of the board on which she or he served, in each case while the director was serving on our board of directors. Directors are expected to attend each annual meeting of shareholders. All directors serving on the board at the time of our 2007 annual meeting of shareholders attended the meeting.

Committees of the Board of Directors

Our board of directors has three standing committees: a nominating and corporate governance committee; an audit committee; and a compensation committee. The directors currently serving on these committees satisfy the independence requirements contained in the Nasdaq Marketplace Rules applicable to such committees, including the enhanced independence requirements for members of the audit committee. Each of these committees has the responsibilities set forth in written charters adopted by the board of directors. We make copies of each of these charters available free of charge on our website at www.fiserv.com. Other than the text of the charters, we are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Nominating and Corporate Governance Committee

Membership and Responsibilities

The nominating and corporate governance committee assists the board of directors in identifying and evaluating potential director nominees, and recommending qualified nominees to the board of directors for consideration by the shareholders. In addition, the nominating and corporate governance committee oversees our corporate governance procedures. The members of the nominating and corporate governance committee are Ms. Robak (Chairperson), Mr. Kearney and Mr. Levy, each of whom is independent. The nominating and corporate governance committee held 10 meetings during 2007.

Nominations of Directors

The nominating and corporate governance committee recommends to the full board of directors the director nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the board. In this regard, the nominating and corporate governance committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee utilizes a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the committee through current directors, professional search firms, shareholders or other persons.

Once the committee has identified a prospective nominee, the committee will evaluate the prospective nominee in the context of the then current constitution of the board of directors and will consider all factors it considers appropriate, which may include those set forth in our Governance Guidelines. The board of directors and the nominating and corporate governance committee believe the following minimum qualifications must be met by a director nominee to be recommended by the committee:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be highly accomplished in his or her respective field, with strong credentials and recognition and broad experience.

•	Each director must have relevant expertise and experience and be able to offer advice and guidance to our chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our shareholders, and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the board of directors and to enhance his or her knowledge of our business.

In addition, the nominating and corporate governance committee seeks to have at least one director who is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act, and we must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the Nasdaq Marketplace Rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In making recommendations to the board of directors, the nominating and corporate governance committee examines each director nominee on a case-by-case basis regardless of who recommended the nominee. The committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Governance Guidelines and the Nominating and Corporate Governance Committee Charter. The committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in our by-laws, our nominating and corporate governance committee will consider shareholder nominations for directors if our corporate Secretary receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be in proper form, the notice must, among other matters: list the name and residence address of the person or persons to be nominated; include each nominee’s written consent to be named in our proxy statement and to serve as a director if elected; describe all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee; and contain such other information regarding each nominee proposed by such shareholder and any such beneficial owner as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act. To be timely, the notice must be received by the applicable deadline set forth in our by-laws. The detailed requirements for nominations are set forth in our by-laws, which were attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2007. A copy of our by-laws will be provided upon written request to our corporate Secretary. Additional requirements regarding shareholder proposals, including director nominations, are described below under the heading “Shareholder Proposals for the 2009 Annual Meeting.”

Audit Committee

Membership and Responsibilities

The audit committee’s primary purpose is to provide independent review and oversight of our financial reporting processes and financial statements, management’s system of internal controls, our audit process and our results of operations and financial condition. In doing so, it is the responsibility of the audit committee to provide an open avenue of communication between the board of directors, management, our internal audit function and the independent auditors. The audit committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of our independent auditor. The members of the audit committee are Mr. Wertheimer (Chairman), Mr. Kearney and Mr. O’Leary, each of whom is independent as defined by applicable Nasdaq and Securities and Exchange Commission rules. The board of directors has determined that Mr. Wertheimer and Mr. Kearney are “audit committee financial experts,” as that term is used in Item 407(d)(5) of Regulation S-K. The audit committee held 11 meetings during 2007.

Audit Committee Report

In accordance with its written charter, the audit committee provides independent review and oversight of accounting and the financial reporting processes and financial statements of Fiserv, Inc., the system of internal controls that management and the board of directors have established, the audit process and the results of operations of Fiserv, Inc. and its financial condition. Management has the responsibility for preparing the company’s financial statements and the independent auditors have the responsibility for examining those statements.

The audit committee has reviewed and discussed with management and the independent auditors the audited financial statements of Fiserv, Inc. for the fiscal year ended December 31, 2007. The audit committee has also discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor the independent auditor’s independence, and the committee has satisfied itself as to the independent auditor’s independence.

The audit committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the internal controls and internal audit organization, responsibilities, budget and staffing of Fiserv, Inc. The audit committee reviewed with both the independent auditors and the internal auditors their respective audit plans, audit scope and identification of audit risks.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements of Fiserv, Inc. be included in its Annual Report on Form 10-K for 2007, for filing with the Securities and Exchange Commission.

Thomas C. Wertheimer, Chairman
Daniel P. Kearney
Denis J. O’Leary

Compensation Committee

The compensation committee: evaluates the performance of our executive officers; approves executive officer compensation; reviews management’s recommendations as to the compensation of other key personnel; makes recommendations to the board of directors regarding the types, methods and levels of director compensation; administers compensation plans; and discharges other responsibilities of the board of directors when so instructed by the board of directors.

The members of the compensation committee are Mr. Renwick (Chairman), Mr. Levy and Mr. Simons, each of whom is independent. The compensation committee held six meetings during 2007. Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including, among other matters, our use of compensation consultants and management’s role in determining compensation, is provided below under the heading “Compensation Discussion and Analysis – Determining Compensation.”

Communications with the Board of Directors

Shareholders may communicate with our board of directors or individual directors by submitting communications in writing to us at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer. Communications will be delivered directly to our board of directors or individual directors, as applicable.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written policy that requires all related person transactions be reviewed and approved by: the audit committee of the board of directors; or, if the audit committee is not able to review the transaction for any reason (e.g., if a majority if its members is interested in a transaction), a majority of the disinterested members of the board; or, if the transaction involves the compensation of an executive officer or director, the compensation committee of the board of directors. The policy also provides that, at least annually, each ongoing, previously approved related person transaction is to be reviewed by the body that originally approved the transaction: to ensure that it is being pursued in accordance with all of the understandings and commitments made at the time that it was previously approved; to ensure that the commitments being made with respect to such transaction are appropriately reviewed and documented; and to reaffirm the continuing desirability of and need for the related person arrangement.

A related person transaction is a transaction in which we are proposed to be a participant and in which a related person may have a direct or indirect material interest. Our policy adopts the definition of a related person contained in Item 404(a) of Regulation S-K and applies to our directors and executive officers, immediate family members of our directors and executive officers, security holders who beneficially own five percent or more of any class of our outstanding voting securities, an immediate family member of any significant shareholder, and any entity that is owned or controlled by any of the foregoing.

The audit committee (or, as applicable, the board of directors or the compensation committee) will consider all relevant factors with respect to a proposed related person transaction, and will only approve such a transaction if the audit committee determines that the transaction is in our and our shareholders’ best interests or, if an alternate standard of review is imposed by applicable laws, statutes, governing documents or listing standards, if such alternate standard of review is satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that, during our fiscal year ended December 31, 2007, all Section 16 reporting persons complied with all applicable filing requirements.

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP and related entities for services provided during 2006 and 2007. The audit committee has concluded that Deloitte & Touche LLP’s provision of the audit and permitted non-audit services described below is compatible with Deloitte & Touche LLP maintaining its independence.

	2006	2007
Audit Fees	$2,482,000	$3,078,000
Audit-Related Fees	613,000	481,000
Tax Fees	403,000	289,000
All Other Fees	0	0

Total	$3,498,000	$3,848,000

Audit Fees.    Audit fees are for professional services rendered by Deloitte & Touche LLP in connection with the audit of our annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, our preparation of registration statements on Forms S-3 and S-8, the issuance of comfort letters in connection with our issuance of senior notes, and foreign statutory audits.

Audit-Related Fees.    Audit-related fees are for professional services rendered by Deloitte & Touche LLP for employee benefit plan audits, service auditor reports, and accounting research and consultations.

Tax Fees.    Tax fees are principally for tax consultations and tax return preparation.

Pre-Approval Policy.    In 2007, the audit committee pre-approved all services provided by our independent registered public accounting firm. The audit committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the audit committee may form, and delegate authority to, a subcommittee consisting of one or more members to approve the provision of audit and permitted non-audit services. In such case, if the subcommittee approves any services, it is required to provide the full audit committee with a report regarding the services that it approved at the audit committee’s next scheduled meeting. In addition, the audit committee pre-approves particular services, subject to certain monetary limits, after the audit committee is presented with a schedule describing the services to be approved. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis portion of this proxy statement is designed to provide you with information regarding how we compensate our executive officers. Our discussion is organized as follows:

•	Background. This section discusses our business and the markets in which we operate to provide context for a better understanding of what we pay our executive officers.

•	Compensation Philosophy. This section describes our compensation philosophy.

•	Determining Compensation. This section explains how we determine compensation and discusses the roles of the parties involved in that process.

•	Structuring Compensation. This section discusses our compensation objectives, the components of compensation, and factors we consider in determining the mix of the compensation we pay.

•	2007 Named Executive Officer Compensation. This section discusses and analyzes the compensation paid to, or earned by, our named executive officers in 2007.

•

Other Compensation Policies.    This section describes additional compensation policies, including our securities trading policy, our stock ownership and disposition guidelines, our compensation recoupment policy, our equity award grant practices, and our policy on deductibility of compensation.

•	Employment and Other Agreements with Executive Officers. This section contains a description of the material terms of our agreements with the named executive officers.

During 2007 and 2008, the compensation committee examined our historical compensation practices and developed an updated compensation strategy and philosophy. In the following discussion, in order to provide you with a better understanding of how our compensation practices have continued to evolve, we have highlighted some of the more significant changes that we made to our compensation practices for 2008.

Background

We face significant competition from domestic and international companies that are aggressive and well-financed. Our industry is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions, price and cost reductions, and increasing commoditization of products. Our mission is to provide integrated technology and services solutions to enable best-in-class results for our clients. We are pursuing this goal by implementing a strategy focused on new product and service development, improved cost effectiveness of services, aggressive solicitation of new clients, and strategic acquisitions and divestitures. In order to implement our strategic plan, which we refer to as “Fiserv 2.0,” we need to assemble and maintain a leadership team with the integrity, skills and dedication needed to execute our initiatives. We believe that our executive officer compensation program can be used to help us to meet this challenge.

Compensation Philosophy

Our executive officers are critical to our long-term success; therefore, we need to be competitive not only in our products and services but also in the quality of our executive officers. Accordingly, we seek to pay our executive officers at levels that are competitive with other employers who compete with us for talent, both within and outside of our industry. We also seek to structure our compensation plans in a manner that is understandable to our shareholders and that is consistent with good corporate governance practices. We consider affordability of compensation within our business plans as a factor in determining pay levels and seek to use tax effective forms of compensation.

Executive compensation for 2007 was paid in a manner that was consistent with our historical compensation practices. In 2008, the compensation committee enhanced and formalized its “pay for performance” philosophy by setting executive officer base salaries at a level that is comparable to the 50th percentile of our peers and by providing for annual cash and equity incentives at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. We believe this structure provides incentives for our executive officers to strive for outstanding results, which we expect will translate into long-term value for our shareholders.

Determining Compensation

The Compensation Committee’s Role

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. The board of directors determines the membership of the compensation committee, which currently consists of three directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and “independent” as defined by applicable Nasdaq Marketplace Rules. The compensation committee operates under a written charter that identifies its responsibilities which include: approval of compensation policies and employee benefit plans; approval of executive officer compensation; administration of our equity incentive plans; review of shareholder proposals related to compensation matters; and consultation with management regarding employee compensation generally. The committee and the board review and, if necessary, update the committee’s charter from time to time. The committee meets at scheduled times during the year, and it also considers and takes action by written consent from time to time. The chairman of the committee reports on committee activities and recommendations to the full board at each board meeting. At the beginning of each year, the compensation committee approves the cash and equity incentive awards for executive officers and establishes the objective performance goal or goals to be achieved for the current year. The committee regularly meets in executive session without members of management present.

Consultants’ Role

The compensation committee has, in the past, engaged the services of outside advisors, experts and others to assist it to discharge its charter responsibilities. In late 2006, Towers Perrin completed a competitive market assessment of our senior management compensation and Mr. Yabuki presented the findings of the study to the compensation committee. The group of companies considered by our consultant was composed of the following: Alliance Data Systems Corp.; Automatic Data Processing, Inc.; Ceridian Corp.; CheckFree Corp.; Convergys Corp.; Electronic Data Systems Corp.; eFunds Corp.; Equifax Inc.; First Data Corp.; IMS Health Inc.; MasterCard Inc.; Metavante Technologies, Inc.; Moody’s Corp.; Sabre Holdings Corp.; SunGard Data Systems Inc.; and Unisys Corp. Management’s report regarding the results of the survey, which presented broad conclusions about management compensation generally, was used by the committee to inform it about current market conditions and the compensation that the company pays relative to the market. Based on the survey results, the committee increased Mr. Hirsch’s 2007 base salary and bonus opportunity. In addition, the discussion of this survey led to the committee’s decision to request management to conduct a comprehensive review of executive officer compensation, as discussed below.

Although the committee did not engage or meet with a compensation consultant in 2007, it requested that management conduct a comprehensive review of executive officer compensation during 2007 and formulate recommendations to the committee regarding the design of our compensation program consistent with our pay for performance philosophy. To assist in this analysis, management engaged Towers Perrin for compensation consulting and data services. Management presented conclusions and recommendations from its analysis to the compensation committee at various times in late 2007 and 2008, and the committee reviewed and discussed the results of the analysis in connection with its consideration of executive officer compensation for 2008. In addition, as further discussed below under the heading “Compensation of Directors – Program Changes for

2008,” Towers Perrin conducted an analysis of non-employee director compensation during 2007. The results of this study were presented to the committee by management and were considered by the committee in setting director compensation for 2008.

Management’s Role

Our chief executive officer makes recommendations to our compensation committee concerning the compensation of our other named executive officers. Our chief executive officer’s recommendations relate only to the compensation of our other named executive officers, although performance measures, targets or similar items included in his recommendations apply generally to all of our named executive officers. From time to time, our chief executive officer attends compensation committee meetings at which he and the committee believe his insights might be useful in specific matters, such as the compensation of our other named executive officers, but he does not attend the portion of any compensation committee meeting during which the committee discusses matters related specifically to his compensation. When formulating recommendations to the compensation committee regarding the compensation of executive officers other than himself, our chief executive officer considers a number of factors in addition to the performance criteria used by the compensation committee to establish the maximum awards under our incentive plan. For example, he considers, among other things, a business group’s net operating profit when determining his recommendation for the compensation of a group president. He may also review the market data and other information the compensation consultant provides to management. At the request of the compensation committee, in 2007, our chief executive officer completed a self-appraisal of his performance in the following areas: stakeholder communications; financial performance; capital allocation; enhancement of management and organization effectiveness; board collaboration; and leadership. This appraisal was considered by the committee in its annual review of our chief executive officer’s performance and compensation.

Tally Sheets

The compensation committee reviews executive officer compensation tally sheets from time to time. These summaries set forth the dollar amount of all components of each named executive officer’s compensation, including base salary, annual target cash incentive compensation, annual target equity compensation, severance, retirement and 401(k) savings amounts, and allow the committee to see what an executive officer’s total compensation is and how a potential change to an element of our compensation program would affect an executive officer’s overall compensation.

Structuring Compensation

Compensation Objectives

The goal of our executive compensation program is the same as our goal for operating our company – to create value for our shareholders. To this end, we designed our compensation program to reward our executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with the company for long and productive careers. We compensate our executive officers in a manner that is designed to achieve one or more of our performance, alignment or retention objectives.

Components of Compensation

The elements of compensation that we paid to our named executive officers for 2007 were base salary, annual cash incentive awards and annual equity incentive awards:

	Elements	Description
Short-Term Compensation	Base Salary	• Fixed annual amount
• Not subject to performance risk
• Provides a level of income security
• Used to determine pay-based benefits and target annual incentive awards

	Annual Cash Incentive	• Annual cash award based on achievement of performance objectives

Long-Term Compensation	Stock Options and Restricted Stock Units	• Annual grants of equity awards based on achievement of performance objectives

Base Salary

We provide base salary to compensate an executive officer for his or her regular work. When determining base salaries, the compensation committee considers: market data; company, business unit and individual performance; experience; internal pay equity; promotions; and, except in the case of the base salary of our chief executive officer, the recommendations of our chief executive officer. The committee may vary the amount of base salary for a number of reasons, including an executive officer’s position and responsibilities, our business needs, the tenure of an executive officer, individual performance, and an executive officer’s future potential.

Annual Cash Incentive Awards

We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our achievement of long-term objectives. We seek to offer cash awards in large enough proportion to base salary to ensure that a significant portion of each executive officer’s cash compensation is “at risk” and payable only when our shareholders have also benefited from his or her efforts. Our compensation committee determines the performance goals and potential amounts for our cash incentive awards annually.

Annual Equity Incentive Awards

We provide compensation in the form of stock options to our named executive officers because we believe they further align our named executive officers’ interests with those of our shareholders. Stock options are inherently performance-based because they deliver compensation to an executive officer only if our stock price increases over the term of the award. We also provide compensation in the form of time-vesting restricted stock units, which are hypothetical shares of our common stock that are converted into actual shares upon settlement. We believe restricted stock units serve as a strong reward and retention device, encouraging our executive officers to stay with the company until the restricted stock units vest. We believe that providing combined grants of stock options and restricted stock units effectively balances our objective of focusing our executive officers on delivering long-term value to our shareholders with our objective of providing value to executive officers. For 2007, our compensation committee determined that, to achieve this balance, annual equity incentives awarded to our executive officers should consist of 75% options and 25% restricted stock units. The equity mix reflected in our long-term incentives is consistent with our objective of emphasizing performance-based compensation and we believe it provides appropriate alignment of our executive officers’ economic interests with the interests of our shareholders.

When making equity award decisions, we do not consider existing stock ownership levels because we do not want to discourage executive officers from holding significant amounts of our common stock. Equity awards support our objective of aligning our executive officers’ interest with those of our shareholders by tying the value of this component of compensation to changes in shareholder value. We also do not review “wealth accumulation” analyses from prior equity awards when making current compensation decisions. If the value of equity awards granted in prior years increases significantly in future years, we do not believe that this positive development should negatively impact current compensation decisions.

Mix of Compensation Components

We believe that the mix of compensation that we pay helps us to achieve our compensation objectives.

Fixed and variable compensation	We seek to increase the percentage of total pay that is “at risk” as executive officers move to greater levels of responsibility, with direct impact on company results.

Short-term and long-term focus

We seek to create incentives to achieve near-term goals by

providing annual cash incentives, which are based on annual

performance measures. We seek to create incentives to achieve long-term goals by granting equity awards with multi-year vesting periods, the ultimate value of which depends on our share price.

These awards promote retention and further align the interests of our executive officers and shareholders.

Cash and equity compensation

We believe that executive officers in positions that more directly affect corporate performance should have as their main priority profitably growing the company. Accordingly, we generally

structure the target compensation of these executive officers so that they receive a significant portion of their compensation in the form of equity. Using equity in this manner further aligns executive officers’ interests with those of our shareholders, encourages retention and rewards our executive officers if we succeed.

Peer Groups

In 2008, the committee enhanced and formalized its “pay for performance” philosophy by setting executive officer base salaries at a level that is comparable to the 50th percentile of our peers and by providing for annual cash and equity incentives at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. To determine peer group compensation for an executive officer, the committee reviewed publicly available and proprietary data regarding comparable executive officer positions and the compensation paid to our other executive officers in light of their relative functional responsibilities and experience. Finally, notwithstanding the use of benchmarking as a tool to set compensation, this comparison data only provides a context for the decisions that the compensation committee makes. The committee also considers, among other matters, market trends in executive compensation and the percentage that each component of compensation comprises of an executive officer’s total compensation.

The peer group that we used for 2008 is set forth below.

Alliance Data Systems Corp.	DST Systems, Inc.	Metavante Technologies, Inc.
Automatic Data Processing, Inc.	The Dun & Bradstreet Corp.	MasterCard Inc.
Ceridian Corp.	Electronic Data Systems Corp.	Paychex, Inc.
Computer Sciences Corp.	Equifax Inc.	Total System Services, Inc.
Convergys Corp.	First Data Corp.	Unisys Corp.
Fidelity National Information Services, Inc.	Jack Henry & Associates, Inc.	The Western Union Co.

The number of industries that our business spans creates challenges in identifying comparable companies for executive compensation benchmarking. As a result, we select our peer group based on industry, company size and competition for managerial talent. In this regard, we include: companies that directly compete with us in our primary businesses; companies with similar business models in similar industries because they reflect the complexities inherent in managing an organization with multiple business lines and revenue sources; other publicly traded business-to-business, service-based companies that are of similar size based primarily on annual revenue and market capitalization; and companies that compete with us for managerial talent.

Other Elements of Compensation

Retirement Savings Plan and Health and Welfare Benefits

The fundamental objective of our welfare benefit plans is to protect the basic welfare of our employees and to provide adequate security to them in the event of personal injury, illness, death, or retirement. We provide subsidized health and welfare benefits which include medical, dental, life and accidental death or dismemberment insurance, basic and supplemental disability insurance and paid time off. Executive officers are entitled to participate in our health, welfare and 401(k) savings plans on the same terms and conditions as other employees, subject to limitations under applicable law. We do not provide a separate pension program, supplemental executive retirement plan or other post-retirement payments to executive officers.

After employees, including executive officers, have been employed for one year, and satisfy certain additional eligibility requirements, they become eligible for matching and discretionary contributions under our 401(k) savings plan. Our matching contributions are capped at 3% of annual cash compensation. For 2007, we also made discretionary profit sharing contributions depending on our and, if applicable, a particular business group’s operating results. These discretionary contributions are capped at 6% of an employee’s annual cash compensation. If the statutory maximum contribution is reached for a particular participant, the amount of our contribution in excess of the statutory amount is distributed to the participant in cash. To enhance retention, our contributions are subject to vesting over the course of five years (40% after two years; 60% after three years; 80% after four years; and 100% after five years).

Employee Stock Purchase Plan

We maintain a tax-qualified employee stock purchase plan that is generally available to all employees, including executive officers, which allows employees to acquire our common stock at a discounted price on an after-tax basis. This plan allows employees to buy our common stock at a 15% discount to the market price with up to 10% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to benefit when the value of our stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value of our stock in any calendar year.

Post-Employment Benefits

We provide severance and change-in-control protections to our named executive officers through key executive employment and severance agreements, or “KEESAs,” and, in the case of Mr. Balthasar and Messrs. Yabuki and

Warsop, retention and employment agreements, respectively. We discuss the purposes and terms of the KEESAs and other arrangements with our named executive officers in further detail below under the heading “Employment and Other Agreements with Executive Officers.”

Perquisites

In 2007, we did not provide any personal-benefit perquisites to our named executive officers.

2007 Named Executive Officer Compensation

Base Salaries

With the exception of Mr. Hirsch, we did not change the base salaries of any of our named executive officers in 2007. We increased Mr. Hirsch’s base salary in light of his performance as our new chief financial officer in 2006, in consideration of his expected responsibilities in 2007, and as a result of the findings of the compensation survey discussed above under the heading “Consultants’ Role.”

Cash Incentive Awards

We made annual cash incentive payments based on our and our named executive officers’ performance. For 2007, maximum cash incentive award amounts were based on average percentage year-over-year increase in adjusted diluted earnings per share for the prior three years, which we refer to as “average percentage increase in earnings per share.” We use average percentage increase in earnings per share as a performance measure because we believe that there is a direct correlation between increase in earnings per share and shareholder value. In calculating adjusted diluted earnings per share for purpose of our compensation plans, we generally adjust for the impact of acquisitions and dispositions, the effects of changes in accounting rules, business shutdowns or discontinued operations and other unusual items. The average percentage increase in earnings per share for 2007 was approximately 16%.

Messrs. Yabuki and Balthasar

The amount of the cash incentive award paid to Messrs. Yabuki and Balthasar for 2007 was based solely on the average percentage increase in earnings per share. At the threshold level of performance, a cash incentive award of no more than the threshold percentage of the executive officer’s annual base salary was payable. If the threshold level was not achieved, no cash incentive award was payable. For 2007, the thresholds, targets, maximums, and actual payouts for Messrs. Yabuki and Balthasar were as follows:

	Threshold	Target	Maximum	Actual Award (as a % of base salary)
J. Yabuki(1)
Average Percentage Increase in Earnings Per Share	10%	~16%	30% or more
Cash Incentive Award (as a % of base salary)	18%	100%	150%
Actual:				106%
N. Balthasar(2)
Average Percentage Increase in Earnings Per Share	10%	~16%	30% or more
Cash Incentive Award (as a % of base salary)	14%	80%	120%
Actual:				85%

(1)	Mr. Yabuki’s contractual target bonus is 100% of his base salary. For an average percentage increase in earnings per share of 16.26%, the cash incentive award payment was 106% of his annual base salary.

(2)	When setting maximum incentive awards for 2007, the committee adopted performance goals and payout amounts that were identical for Mr. Yabuki and Mr. Balthasar. However, the threshold, target and maximum amounts set forth above were used when determining the cash incentive payable to Mr. Balthasar in accordance with our historical practice of setting Mr. Balthasar’s cash incentive award amount at approximately 80% of the amount payable to our chief executive officer.

In 2008, we will consider annual increase in adjusted earnings per share and annual increase in adjusted internal revenue growth when determining Mr. Yabuki’s annual cash incentive award. We will use adjusted internal revenue growth in addition to adjusted earnings per share because we believe that it is important to measure how well the company is working together to generate revenue from existing and new clients, which we believe this metric reflects. Mr. Balthasar has announced that he will retire on June 30, 2008.

Messrs. Hirsch, Neill and Warsop

For 2007, the maximum cash incentive award payable to Messrs. Hirsch, Neill and Warsop for an average percentage increase in earnings per share of 30% or more was 200% of their respective base salaries. The maximum potential cash incentive amount based on average percentage increase in earnings per share, however, only established the highest possible award for this group of officers. We pre-determine this maximum amount, in part, to qualify our annual cash incentive awards as performance-based compensation under Section 162(m) of the Internal Revenue Code. The potential range of cash incentive award amounts payable to each of Mr. Hirsch, Mr. Neill and Mr. Warsop varied based on individual factors.

The compensation committee set Mr. Hirsch’s target award at 60% of his annual base salary and his maximum award at 200% of his base salary. The actual award amount shown below was determined by the committee based on the committee’s assessment of his and our performance in 2007, including his significant efforts in connection with a number of transformative transactions in 2007. The cash incentive awards payable to Mr. Neill and Mr. Warsop were based on: group net operating profit, group internal revenue growth, achievement of group objectives established at the beginning of the year, results of client satisfaction surveys, group normalized sales quota attainment, company-wide average percentage increase in earnings per share, and profitability of the business units within each group. The committee used these performance measures because it believes that they are most relevant to, and can be most directly influenced by, Messrs. Neill and Warsop with respect to their business groups and because the committee believes that these factors significantly contribute to long-term shareholder value. In addition, the committee based the awards on its assessment of each individual’s contributions to our Fiserv 2.0 efforts and the decisions that each made in furtherance of our strategic objectives.

	Threshold	Target	Maximum	Actual Award (as a % of base salary)
T. Hirsch
Cash Incentive Award (as a % of base salary)	0%	60%	200%
Actual:				75%
T. Neill
Cash Incentive Award (as a % of base salary)	0%	55%	200%
Actual:				94%
T. Warsop(1)
Cash Incentive Award (as a % of base salary)	0%	100%	200%
Actual:				71%

(1)	For 2007, Mr. Warsop’s employment agreement provides for a target award of 100% of his base salary and a maximum award of 200% of his base salary. Pursuant to the terms of his employment agreement, we paid $150,000 of Mr. Warsop’s award in monthly installments during 2007, and he was not obligated to return the payments if his performance goals were not met.

We set the performance measure goals for Messrs. Hirsch, Neill and Warsop at a level such that we believed it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target would be achieved. Mr. Hirsch became our chief financial officer in 2006. In 2006 and 2007, his target cash incentive award was 50% and 60% of his base salary, respectively, and his maximum award was 75% and 200% of his base salary, respectively. In the past two years, Mr. Hirsch has earned more than his target level of award and has never earned the maximum award. In the past five years, Mr. Neill has achieved at least his target award in three out of the five years, and has never achieved the maximum award. Mr. Warsop joined Fiserv in 2007. In 2007, he earned less than his target award of 100% of base salary. The cash incentive award payments described above are shown in the Summary Compensation Table below.

In 2008, we will use annual increase in adjusted earnings per share and annual increase in adjusted internal revenue growth when determining Mr. Hirsch’s annual cash incentive award. We will continue to use adjusted earnings per share because we believe that there is a direct correlation between increase in earnings per share and shareholder value. In addition, we will use adjusted internal revenue growth because we believe that it is important to measure how well the company is working together to generate revenue from existing and new clients, which we believe this metric reflects.

For Messrs. Neill and Warsop in 2008, we will use annual increase in adjusted earnings per share, Fiserv adjusted internal revenue growth, group net operating profit growth, group internal revenue growth, and cost synergies when determining their annual cash incentive awards. Adjusted earnings per share and Fiserv adjusted internal revenue growth are relevant because each executive officer has the ability to significantly impact these two company-wide performance metrics. In addition, group internal revenue growth will be used because we believe that our financial success begins with our ability to grow revenue, and the focus on internal revenue growth enables us to measure how well we are working internally to grow revenue from existing and new clients. Group net operating profit growth will be considered because revenue growth alone is not sufficient. We believe that it is important to effectively manage our costs so that we can profitably grow revenues. Finally, because we believe that the integration of CheckFree is integral to our success, we will consider cost synergies.

Equity Incentive Awards

For 2007, we granted annual equity awards based upon our and our named executive officers’ performance. Our compensation committee granted equity awards in early 2008 based on 2007 performance. For 2007 performance, our compensation committee established maximum restricted stock unit awards for our named executive officers using average percentage increase in earnings per share, the same performance measure that it used for cash incentive awards. For the 2007 performance period, the compensation committee decided to award stock options and restricted stock units, rather than restricted stock. Restricted stock units potentially allow recipients to better manage the tax impact associated with receiving an equity award of this kind. We intend to base future equity awards on prospective performance with award sizes determined on the basis of an executive officer’s leadership, strategic alignment, overall performance and awards to executives serving in comparable positions at companies in our peer group.

Messrs. Yabuki and Balthasar

When determining the awards earned by Messrs. Yabuki and Balthasar in 2007, the committee considered average percentage increase in earnings per share and average percentage year-over-year increase in revenue for the prior three years, which we refer to as “average percentage increase in revenue.” We used average percentage increase in adjusted earnings per share because we believe that there is a direct correlation between increase in earnings per share and shareholder value, and we used average percentage increase in revenue because of the significant impact that this factor has on earnings per share. In 2008, we will consider annual increase in adjusted earnings per share, annual increase in internal revenue growth and the other factors discussed above to determine Mr. Yabuki’s equity incentive award.

For the 2007 performance period, average percentage increase in earnings per share and average percentage increase in revenue thresholds, maximums and actual results, and the corresponding equity incentive awards to Messrs. Yabuki and Balthasar, were as follows:

	Threshold*	Maximum*	Actual*
J. Yabuki
Average Percentage Increase in Earnings Per Share	10%	30% or more	16%
Option Award	32,285	193,709	81,663
Restricted Stock Unit Award	4,305	34,437	10,888
Average Percentage Increase in Revenue	10%	30% or more	11%
Option Award	10,762	64,570	13,611
Restricted Stock Unit Award	1,435	8,610	1,815
N. Balthasar
Average Percentage Increase in Earnings Per Share	10%	30% or more	16%
Option Award	24,835	149,007	62,815
Restricted Stock Unit Award	3,311	34,437	8,375
Average Percentage Increase in Revenue	10%	30% or more	11%
Option Award	8,278	49,669	10,470
Restricted Stock Unit Award	1,104	6,622	1,396

*	Award amounts stated in number of shares subject to award.

Messrs. Hirsch, Neill and Warsop

For 2007, the target value of Mr. Hirsch’s, Mr. Neill’s and Mr. Warsop’s annual equity incentive award, to be comprised 75% in options and 25% in restricted stock units, was 150%, 45%, and 150%, respectively, of each executive officer’s base salary. The maximum value of the equity awards for each was 225%, 200%, and 200%, respectively, of each executive officer’s base salary. For 2007, Mr. Hirsch, Mr. Neill and Mr. Warsop earned awards having a total value of approximately 175%, 111%, and 110% of his respective base salary.

The committee based Mr. Hirsch’s award on its assessment of Mr. Hirsch’s and our performance in 2007, including his significant efforts in connection with a number of transformative transactions. When determining the award for Mr. Neill and Mr. Warsop, the committee considered percentage increase in group net operating profit and group internal revenue over the prior year’s levels. The committee considers group net operating profit and group internal revenue for Messrs. Neill and Warsop because these executive officers can directly influence these measures and because we believe that these measures significantly contribute to our overall financial performance. In addition to these performance measures, the committee considered each individual’s contributions to our Fiserv 2.0 efforts and the decisions that each made in furtherance of our strategic objectives. We set the group net operating profit and group internal revenue goals for Messrs. Neill and Warsop at a level such that we believed it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target would be achieved. In each of the past five years, Mr. Neill has earned at least his target award, but he never achieved a maximum award. Mr. Warsop’s equity award for 2007, his first year as an executive officer, was greater than his target award and less than his maximum award.

In 2008, we will consider annual increase in adjusted earnings per share and annual increase in adjusted internal revenue growth to determine Mr. Hirsch’s annual equity incentive award; and we will consider annual increase in adjusted earnings per share, Fiserv internal revenue growth, group net operating profit growth, group internal revenue growth, and cost synergies when determining the annual equity incentive awards for Messrs. Neill and Warsop. A discussion of why we plan to use these measures is set forth above in our discussion of cash awards. We also intend to consider the other factors discussed above under the heading “Equity Incentive Awards.”

Other Compensation to Mr. Warsop

Before his employment began on January 2, 2007, we entered into an employment agreement with Mr. Warsop pursuant to which we agreed to provide him with certain additional compensation in 2007, including reimbursement of relocation expenses and one-time bonus and equity awards. A description of his additional compensation is found below under “Employment and Other Agreements with Executive Officers.”

Additional Compensation; Options with Performance-Based Vesting

The CheckFree acquisition was Fiserv’s largest and most transformative to date. To derive the intended benefits from this acquisition, we believe that it is important for us and our leaders to focus on company-wide integration. Therefore, in addition to annual equity awards, in 2008, we granted options with performance-based vesting criteria to, among others, Mr. Yabuki (36,894), Mr. Hirsch (27,671), Mr. Neill (23,059) and Mr. Warsop (23,059). These options have an exercise price equal to the closing price of our stock on the date of grant, $54.21, and vest subject to our achievement of annual or cumulative cost synergy goals and annual or cumulative internal revenue growth rates over the next three years. We believe that the achievement of the identified performance targets will generate a significant value return for our shareholders and this equity grant is intended to enhance our leaders’ focus on these goals.

Other Compensation Policies

Securities Trading Policy

We prohibit our executive officers from trading during certain periods at the end of each quarter until after we disclose our financial and operating results. We may impose additional restricted trading periods at any time if we believe trading by executive officers would not be appropriate because of developments that are, or could be, material. In addition, we require pre-clearance by our general counsel and our chief executive officer of all transactions by senior members of management and our board of directors.

Stock Ownership and Disposition Guidelines

We believe that stock ownership by our executive officers is essential for aligning management’s long-term interests with those of our shareholders. To emphasize this principle, we maintain stock ownership guidelines that require our executive officers to own, directly or indirectly, equity having a value of at least a specified multiple of their annual base salaries. All executive officers are expected to satisfy the stock ownership guidelines within five years after they become subject to them with minimum attainment levels beginning at the end of the second year. All named executive officers are currently in compliance with the guidelines. The minimum ownership requirements for our chief executive officer and our other executive officers are set forth below:

Chief Executive Officer	5x base salary
Other Executive Officers	3x base salary

For these purposes, ownership includes interests in restricted stock, restricted stock units, stock acquired through our employee stock purchase plan, and investments in our common stock through our 401(k) savings plan. Shares subject to options and unearned performance-based restricted stock units are not considered in determining whether the ownership requirement is met. We believe that these levels are sufficiently high to demonstrate a commitment to value creation, while satisfying our executive officers’ needs for portfolio diversification. If an executive officer does not achieve the required ownership level, the guidelines permit us to impose sanctions on the executive officer, including, for example, requiring the executive officer to retain all shares acquired on exercise of options, on vesting of restricted stock units or on lapsing of restrictions on restricted stock, or granting all annual incentive compensation in the form of equity rather than cash.

We have also adopted guidelines regarding the number of shares that any director or executive officer may sell in a given year. The guidelines generally provide that an executive officer or director may not, in any particular year, dispose of more than 10% of the shares he or she beneficially owns at the beginning of such year. Shares of our stock that are sold or withheld to pay the applicable option exercise prices or taxes associated with such exercises are not included when determining whether the relevant limitations are satisfied.

Compensation Recoupment Policy

Cash bonuses paid to an executive officer who engages in fraud or other misconduct leading to a restatement of the operating or financial results used to calculate such bonuses are subject to recoupment. In addition, equity awards held by any such executive officer that vest on the basis of achievement of operating or financial results are subject to recoupment if such operating or financial results are later restated. In this regard: (i) vested but unexercised options or other awards will be immediately cancelled; (ii) vested shares of restricted stock and restricted stock units will be immediately cancelled; and (iii) if the shares subject to any such award have been sold at the time of a restatement, an amount in cash equal to the value of the shares subject to the award on the date of vesting is subject to recoupment. There is no time limit on our ability to recover such amounts other than limits imposed by law; recoupment is available to us regardless of whether the executive officer is still employed by us when repayment is required; the executive officer must repay interest and all costs of collection; and we have the right to offset the repayment amount from any compensation owed by us to the executive officer. Our board of directors, or a committee of independent directors, is responsible for determining whether recoupment is appropriate and the specific amount, if any, to be recouped by us.

Equity Award Grant Practices

The compensation committee generally approves annual equity awards during its regularly-scheduled February meeting, after we issue our financial results for the prior year. In addition, in order to accommodate the need for periodic awards, the compensation committee delegates its authority to our chief executive officer to enable him to grant equity awards within certain parameters; provided that all grants to directors and executive officers are specifically approved by the compensation committee. Our approval process for making equity awards does not allow for discretion in selecting the timing of awards or specific grant dates. To this end:

•	equity awards to executive officers determined at the February compensation committee meeting are granted immediately after the board meeting following the meeting;

•	annual equity awards to non-employee directors are granted immediately following the annual meeting of shareholders;

•	equity awards to new employees or directors are granted on the date of commencement of service; and

•

equity awards that are not tied to a specific date (e.g., awards for retention or special recognition) are granted on the last calendar day of the month in which our chief executive officer approves the grant or on the date determined by the compensation committee.

Unless the compensation committee determines otherwise, the exercise price of all options to purchase shares of our common stock is equal to the closing market price of our common stock on the grant date.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of the next four highest compensated executive officers. Certain performance-based compensation is not subject to the deduction limit. We seek to make cash and equity-based awards under our plans in a manner that is not subject to the limit imposed by Section 162(m). For example, the Fiserv, Inc. 2007 Omnibus Incentive Plan has been approved by our shareholders, which is one of the requirements under Section 162(m). Our compensation committee believes that we should use our best efforts to cause any compensation paid to executive officers to be deductible. However, in order to maintain flexibility in compensating our executive officers, it is not a policy of the committee that all executive compensation must be deductible.

Employment and Other Agreements with Executive Officers

Yabuki Employment Agreement

On November 7, 2005, we entered into an employment agreement with Mr. Yabuki pursuant to which we agreed to employ Mr. Yabuki for an initial term ending on December 31, 2008. After the initial term, the employment agreement automatically renews for one year terms unless either party gives the other 90 days prior written notice of his or its desire to terminate the agreement. The agreement provides that, during the term of his employment, Mr. Yabuki will serve as a director and our president and chief executive officer. Under his employment agreement, Mr. Yabuki is entitled: (i) to receive an annual salary of at least $840,000; (ii) to participate in our executive incentive compensation plan with a target bonus of not less than 100% of his base salary; (iii) to receive grants of options, restricted stock and/or other equity and long-term awards under our long-term incentive compensation program commensurate with his position; (iv) to receive up to four weeks of vacation; and (v) to participate in our group medical, dental and vision plans and programs, group life and disability insurance plans, 401(k) savings plan and other employee benefit plans and standard benefits as are generally made available to our executive officers. He is also entitled to reimbursement of relocation expenses.

On December 1, 2005, pursuant to his employment agreement, we granted Mr. Yabuki 145,000 stock options that vest over a five year period (1/5th on each anniversary of the grant date), 225,000 stock options that vest over a three year period (1/3rd on each anniversary of the grant date), and 52,849 shares of restricted stock. In 2006, we and Mr. Yabuki agreed to add a performance-based vesting condition to the shares of restricted stock that were granted to him at the time that he became our chief executive officer. The performance-based vesting condition was satisfied because we achieved the specified earnings per share target for 2006. Accordingly, so long as Mr. Yabuki remains employed by us, the restrictions on the shares will lapse on December 1, 2008. We selected Mr. Yabuki to succeed our former chief executive officer after conducting a thorough search process. The terms of Mr. Yabuki’s employment agreement and KEESA resulted from an arm’s-length negotiation, and, as a result, we believe the terms reflect the current market terms for the leader of a company of our size in our industry.

Balthasar Retention Agreement

On November 7, 2005, we entered into a Retention Agreement with Mr. Balthasar in connection with his future retirement as senior executive vice president and chief operating officer. Pursuant to the agreement, we agreed to employ Mr. Balthasar as either chief operating officer or as an advisor to the chief executive officer until June 30, 2008. Under the agreement, Mr. Balthasar is entitled: (i) to receive salary and bonus (pro rata for partial years) at current or equivalent formula rates; (ii) to receive long-term incentive compensation on the same or equivalent basis as long-term incentive compensation has been made to date or, if Mr. Balthasar no longer serves as chief operating officer, a replacement long-term incentive plan recommended by the chief executive officer; and (iii) to participate in employee benefit, welfare, retirement and other fringe benefit plans in effect for our executive officers generally. We elected to enter into the Retention Agreement with Mr. Balthasar to ensure that both he and we were committed to him being employed by us through June 30, 2008, and to provide for a smooth transition of our management team. Mr. Balthasar retired as our chief operating officer on December 31, 2007. We expect that he will continue to serve as a senior executive vice president until June 30, 2008.

Warsop Employment Agreement

On November 21, 2006, we entered into an employment agreement with Mr. Warsop pursuant to which we agreed to employ him until one party provides the other with a notice of termination. The agreement provides that, during the term of his employment, Mr. Warsop will serve as a group president. Under his employment agreement, Mr. Warsop is entitled: (i) to receive an annual salary of at least $350,000; (ii) to participate in our executive incentive compensation plan, with a target and maximum bonus opportunity of 100% and 200% of base salary, respectively, for 2007; (iii) to participate in our executive long-term incentive compensation program; (iv) to receive a minimum of four weeks paid vacation; and (v) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other fringe benefit plans generally in effect for our executive officers. He is also entitled to reimbursement of relocation expenses.

On January 2, 2007, pursuant to his employment agreement, we granted Mr. Warsop 15,000 stock options that vest 1/3 on each of the second, third and fourth anniversaries of the grant date, and 15,000 shares of restricted stock, all of which vest on the fourth anniversary of the grant date. In addition, as an incentive to join our company, we paid Mr. Warsop a one-time bonus of $450,000. We selected Mr. Warsop to serve as one of our group presidents after conducting a thorough search process. The terms of Mr. Warsop’s employment agreement and KEESA resulted from arm’s-length negotiation, and, as a result, we believe the terms reflect the current market terms for an operational leader of a company of our size in our industry.

Key Executive Employment and Severance Agreements

We have entered into Key Executive Employment and Severance Agreements, or “KEESAs,” with our executive officers that provide for potential benefits in connection with a change in control. A complete discussion of the terms of the KEESAs, together with an estimate of the amounts potentially payable under each KEESA, appears below under the heading “Potential Payments Upon Termination or Change in Control.”

We began to enter into KEESAs in 2001. The agreements provide for the amounts and types of benefits that we believe will enable us to keep our executive officers’ interests aligned with those of our shareholders in the event of a change in control by allowing them to concentrate on taking actions that are in the best interests of our shareholders without consideration of whether their actions may ultimately have an effect on the security of their employment. We believe these agreements will keep our executive officers focused on their performance, and not their personal financial situations, in the face of uncertain or difficult times or events beyond their control. We also intend the benefits to recognize past contributions by the executive officers if they are asked to leave, and to help to prevent the departure of key managers in connection with an anticipated or actual change in control. The KEESAs fulfill these purposes by generally providing for severance in the event of a qualifying termination following a change in control and vesting of outstanding equity awards upon a change in control. We believe these agreements provide for an equitable financial transition for an executive officer when an adverse change in his or her employment status is required as a result of certain unexpected corporate events. The committee selected the triggering events for benefits under the KEESAs based on its judgment that the change in control events described in the KEESAs are likely to result in the concerns described above. Based on our experience, the benefits were consistent with the types of benefits that senior executives expected in 2001 and currently. New executive officers have generally entered into KEESAs with the same economic terms as those provided since 2001. Thus, benefits for new executive officers are generally consistent with those for executive officers with existing agreements. We believe that this helps us achieve compensation that is equitable among executive officers. Because these agreements have been entered into for the specific purposes described above, these arrangements do not affect the decisions we make with respect to annual or long-term compensation.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was a current or former officer or employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2007.

Glenn M. Renwick, Chairman

Gerald J. Levy

Doyle R. Simons

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth in summary form the compensation of our chief executive officer, our chief financial officer and our next three highest paid executive officers (collectively, our “named executive officers”) for the year ended December 31, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffery W. Yabuki President and Chief Executive Officer	2007 2006	$840,000 840,000	— —		$1,004,284 810,457	$2,972,610 1,865,852	$888,720 893,760	$1,368,216 2,100	$7,073,830 4,412,169
Norman J. Balthasar Senior Executive Vice President, Chief Operating Officer	2007 2006	730,000 730,000	— —		697,735 610,032	1,002,789 1,184,637	620,500 621,376	47,291 50,250	3,098,315 3,196,295
Thomas J. Hirsch Executive Vice President, Chief Financial Officer and Treasurer	2007 2006	400,000 301,667	— —		83,017 46,926	348,368 131,941	300,000 224,500	25,060 19,100	1,156,445 724,134
Thomas A. Neill Group President, Depository Institution Core Processing	2007 2006	445,000 445,000	— —		209,382 236,896	529,445 607,781	420,000 240,000	42,713 49,913	1,646,540 1,579,590
Thomas W. Warsop III Group President, Financial Institutions	2007	350,000	$600,000	(4)	195,363	70,107	100,000	30,555	1,346,025

(1)	The amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) during the years ended December 31, 2007 and 2006 (disregarding the estimate of forfeitures related to service-based vesting conditions) with respect to equity awards held by the named executive officers. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal years ended December 31, 2007, 2006, 2005 and 2004.

(2)	These non-equity incentive plan compensation payments were made pursuant to the Fiserv, Inc. Executive Incentive Compensation Plan. These awards were earned in the year listed and paid in the following year.

(3)	The amounts shown in this column for 2007 and 2006 represent company matching and discretionary contributions under our 401(k) savings plan. If the statutory maximum contribution under our 401(k) savings plan is met with respect to any executive officer, we distribute the excess amount to the executive officer in cash. For 2007, we contributed the following amounts under our 401(k) savings plan for Messrs. Yabuki, Balthasar, Hirsch and Neill, respectively: $58,763, $47,291, $25,060 and $42,713. For 2006, the amounts shown represent what we contributed under our 401(k) savings plan for Messrs. Yabuki, Balthasar, Hirsch and Neill. The amount shown for Mr. Yabuki and Mr. Warsop for 2007 also includes $1,309,453 and $30,555, respectively, of reimbursement for relocation expenses pursuant to the terms of their respective employment agreements.

(4)	Represents the $450,000 payment we made to Mr. Warsop in connection with his commencement of employment and $150,000 of Mr. Warsop’s 2007 cash incentive award that we paid during 2007.

The material terms of Messrs. Yabuki’s and Warsop’s employment agreements and Mr. Balthasar’s retention agreement are set forth above under the heading “Employment and Other Agreements with Executive Officers.” The remainder of the named executive officers do not have employment agreements other than the KEESAs, each of which, together with the estimated possible benefits payable thereunder, are discussed below.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
J. Yabuki(2)		$151,200	$840,000	$1,260,000
	2/23/07				16,586			$907,088
	2/23/07					124,392	$54.69	2,759,015
N. Balthasar(2)		102,200	584,000	876,000
	2/23/07				12,758			697,735
	2/23/07					95,686	54.69	1,002,789
T. Hirsch(3)		—	240,000	800,000
	2/23/07				2,500			136,725
	2/23/07					25,000	54.69	554,500
T. Neill(3)		—	244,750	890,000
	2/23/07				2,000			109,380
	2/23/07					20,000	54.69	443,600
T. Warsop(3)		—	350,000	700,000
	1/02/07				15,000			786,300
	1/02/07					15,000	52.42	312,900

(1)	The amounts in the table represent the grant date fair value of the award calculated in accordance with SFAS 123R. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 6 to the Notes to Consolidated Financial Statements for the year ended December 31, 2007.

(2)	For 2007, the maximum cash incentive award payable to Messrs. Yabuki and Balthasar for an average percentage increase in earnings per share of 30% or more was 150% of their respective base salaries. The maximum potential cash incentive amount based on average percentage increase in earnings per share was used to establish the highest possible award for this group of officers. The potential range of cash incentive award amounts for Messrs. Yabuki and Balthasar nevertheless varied due to our historical practice of setting our chief operating officer awards at approximately 80% of the awards payable to our chief executive officer. Accordingly, for 2007: (i) Mr. Yabuki’s awards were 18% of his annual base salary if he achieved his threshold performance goals, 100% of base salary at target, and 150% of base salary if he achieved his maximum performance goals; and (ii) Mr. Balthasar’s awards were 14% of his annual base salary if he achieved his threshold performance goals, 80% of base salary at target, and 120% of base salary if he achieved his maximum performance goals.

(3)	For 2007, the maximum cash incentive award payable to Messrs. Hirsch, Neill and Warsop for an average percentage increase in earnings per share of 30% or more was 200% of their respective base salaries. The maximum potential cash incentive amount based on average percentage increase in earnings per share was used to establish the highest possible award for this group of officers. The potential range of cash incentive awards payable to Messrs. Hirsch, Neill and Warsop nevertheless varied based on individual factors. Accordingly, for 2007: (i) Mr. Hirsch’s target cash incentive award was 60% of his annual base salary and his maximum award was 200% of base salary; (ii) Mr. Neill’s target cash incentive award was 55% of his annual base salary and his maximum award was 200% of base salary; and (iii) Mr. Warsop’s target cash incentive award was 100% of his annual base salary and his maximum award was 200% of base salary.

Our compensation committee granted the equity awards shown in the “Grants of Plan-Based Awards in 2007” table in early 2007 after the completion of our 2006 fiscal year. An analysis of how we determined the equity awards that we granted for 2006 performance is included in our proxy statement for our 2007 annual meeting of shareholders under “Compensation Discussion and Analysis.” We granted these awards to our named executive officers under the Fiserv, Inc. Stock Option and Restricted Stock Plan. The options to purchase common stock granted on February 23, 2007 vest in five equal installments, with the first installment vesting on the date of grant and the remaining installments vesting on the anniversary of the date of grant. These options have an exercise price equal to the closing price of our common stock on the grant date and expire on the 10 year anniversary of the grant date. The shares of restricted stock granted on February 23, 2007 vest in two installments, 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. All non-equity incentive plan awards to our named executive officers in 2007 were paid under our Executive Incentive Compensation Plan.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
J. Yabuki
						69,435	(2)	$3,852,948
	24,878	99,514	(3)	$54.69	2/23/2017
	150,000	75,000	(4)	46.09	12/1/2015
	58,000	87,000	(5)	46.09	12/1/2015
N. Balthasar
						27,561	(6)	1,529,360
	19,137	76,549	(3)	54.69	2/23/2017
	44,410	66,615	(7)	41.21	2/21/2016
	83,379	55,587	(8)	38.16	2/16/2015
	89,303	22,326	(9)	38.73	2/18/2014
	113,375			41.57	2/13/2012
	103,275			37.0417	2/14/2011
T. Hirsch
						9,524	(10)	528,487
	5,000	20,000	(3)	54.69	2/23/2017
	0	20,000	(11)	44.32	5/1/2016
	1,416	2,126	(7)	41.21	2/21/2016
	2,169	1,447	(8)	38.16	2/16/2015
	3,872	968	(9)	38.73	2/18/2014
	2,388			30.99	2/11/2013
	5,764			41.57	2/13/2012
	5,124			37.0417	2/14/2011
	1,429			21.3333	2/16/2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
T. Neill
						18,733	(12)	1,039,494
	4,000	16,000	(3)	54.69	2/23/2017
	10,889	16,335	(7)	41.21	2/21/2016
	13,672	9,116	(8)	38.16	2/16/2015
	7,636	1,909	(9)	38.73	2/18/2014
	25,069			30.99	2/11/2013
	27,300			41.57	2/13/2012
	50,400			37.0417	2/14/2011
	13,700			21.3333	2/16/2010
T. Warsop
						15,000	(13)	832,350
		15,000	(14)	52.42	1/02/2017

(1)	The amounts in this column were calculated by multiplying the closing market price of our common stock on December 31, 2007 (the last day that Nasdaq was open for trading during our most recently completed fiscal year), $55.49, by the number of unvested shares.

(2)	The restrictions on 52,849 of these shares of restricted stock will lapse on December 1, 2008, and the restrictions on 8,293 of these shares will lapse on each of February 23, 2010 and 2011.

(3)	One-fifth of the options vest on the grant date, February 23, 2007, and on each anniversary of the grant date.

(4)	One-third of the options vest on each anniversary of the grant date, December 1, 2005.

(5)	One-fifth of the options vest on each anniversary of the grant date, December 1, 2005.

(6)	The restrictions on 7,402 of these shares of restricted stock will lapse on each of February 21, 2009 and 2010; and the restrictions on 6,379 of these shares will lapse on each of February 23, 2010 and 2011.

(7)	One-fifth of the options vest on the grant date, February 21, 2006, and on each anniversary of the grant date.

(8)	One-fifth of the options vest on the grant date, February 16, 2005, and on each anniversary of the grant date.

(9)	One-fifth of the options vest on the grant date, February 18, 2004, and on each anniversary of the grant date.

(10)	The restrictions on 3,512 of these shares of restricted stock will lapse on each of February 21, 2009 and 2010; and the restrictions on 1,250 of these shares will lapse on each of February 23, 2010 and 2011.

(11)	All of the options vest on May 1, 2009.

(12)	The restrictions on 8,367 of these shares of restricted stock will lapse on each of February 21, 2009 and 2010; and the restrictions on 1,000 of these shares will lapse on each of February 23, 2010 and 2011.

(13)	The restrictions on these shares will lapse on January 2, 2011.

(14)	One-third of the options vest on each of January 2, 2009, 2010 and 2011.

All of the agreements that govern equity awards contain provisions that provide for automatic vesting in the event that certain age and/or term of service requirements are achieved at the time of an executive officer’s retirement. If these requirements are met, the options may vest and the restrictions on the shares of restricted stock may lapse earlier than indicated in the table above.

OPTION EXERCISES AND STOCK VESTED DURING 2007

During our fiscal year ended December 31, 2007, the named executive officers below exercised options to purchase shares of our common stock. None of the restrictions with respect to shares of restricted stock held by any of the named executive officers lapsed.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
N. Balthasar	196,538	$5,226,645	—	—

(1)	The “Value Realized on Exercise” was calculated by multiplying the number of options exercised times the difference between the market value of the shares underlying the options at the time of exercise and the applicable exercise price.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the discussion below, we describe potential payments to the named executive officers upon termination of employment or a change in control. The following descriptions of arrangements under which our named executive officers may become entitled to potential payments upon termination or change in control are qualified in their entirety by reference to the relevant agreements. The complete definitions of cause, good reason, disability and change in control are set forth in: Mr. Yabuki’s employment agreement and KEESA and Mr. Balthasar’s Retention Agreement, which were filed with our Current Report on Form 8-K on November 7, 2005; Mr. Warsop’s employment agreement, which was filed with our Annual Report on Form 10-K for our fiscal year ended December 31, 2006; the KEESAs for Messrs. Balthasar, Hirsch, Neill and Warsop, a form of which was filed with our Annual Report on Form 10-K for our fiscal year ended December 31, 2001; and the relevant stock option, restricted stock and restricted stock unit award agreements, forms of which we have filed from time to time with the Securities and Exchange Commission.

“Cause” under the agreements generally refers to specified types of serious misconduct that may harm our company. Executive officers will generally have “good reason” to terminate their employment under the agreements if we change in a negative manner their working conditions or position within our organization, if we modify their travel requirements, or if we breach the terms of the agreements. “Disability” under the agreements generally means physical or mental illness that causes the executive officer to become disabled to a degree as to be unable to perform substantially all of his duties for a continuous period of six months. The complete definitions may vary from agreement to agreement. Accordingly, the preceding summary description of the definitions is qualified by reference to the agreements themselves.

Employment and Retention Agreements

Our employment agreements with Messrs. Yabuki and Warsop and our retention agreement with Mr. Balthasar provide for potential payments on certain terminations of employment.

Terms of Employment Agreement with Mr. Yabuki. We have the right to terminate Mr. Yabuki’s employment at any time. Under his employment agreement, if we terminate Mr. Yabuki’s employment or fail to renew the term of his employment other than for death, disability or cause, or Mr. Yabuki terminates his employment for good reason, he is entitled to receive (i) a lump sum payment equal to two times his base salary and target bonus, (ii) full vesting of all equity and long-term awards, and (iii) reimbursement for medical and dental insurance premiums for up to two years following the date of his termination. Mr. Yabuki will also be entitled to receive an excise tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement at the time such payments are to be made. Mr. Yabuki’s employment agreement requires him to keep secret all confidential information he obtains concerning our company, unless otherwise required by law, and, during his employment and for 12 months after the termination of his employment, he agrees not to compete with us or solicit our clients or our employees.

Terms of Employment Agreement with Mr. Warsop. We have the right to terminate Mr. Warsop’s employment at any time. Under his employment agreement, if we terminate Mr. Warsop’s employment other than for death, disability or cause, or if Mr. Warsop terminates his employment because we breach his employment agreement, he is entitled to receive a (i) a sum equal to 12 months of salary plus the smaller of $150,000 or the cash incentive award earned in the prior year, payable in 12 equal monthly installments, (ii) full vesting of the equity awards granted to him upon employment with us, (iii) the benefit of accelerated vesting for all other equity awards as if he had remained employed for an additional 12-month period, and (iv) reimbursement of COBRA premiums for up to 12 months following the date of his termination. Mr. Warsop also agrees that he will not, for a period of 12 months after the date of his termination of employment, participate in the management of, become financially interested in, be employed by or own any business enterprise that engages in substantial competition with us. In addition, during that 12-month period, he will not solicit any customer to purchase a product or service that competes with us or any employee to terminate employment with us. Finally, during and following his employment, he agrees to hold in confidence, and not directly or indirectly disclose, use or copy, our confidential information and proprietary data. Mr. Warsop agrees that if he breaches his employment agreement, we will be entitled to recover the value of any amounts we previously paid to him as a cash incentive award or long-term incentive award.

Terms of Retention Agreement with Mr. Balthasar. Under his retention agreement, we have the right to terminate Mr. Balthasar’s employment at any time. If we terminate Mr. Balthasar’s employment other than for death, disability or cause, or if Mr. Balthasar terminates his employment for good reason, then Mr. Balthasar will be entitled to receive as severance the amount of salary and bonus payable to him as if he were employed throughout the term of the retention agreement. Mr. Balthasar agrees that, during the term of the agreement and for two years after, he will not compete with us, disclose or use any confidential information that he acquires as a result of his employment, solicit or hire our employees or become engaged in any enterprise having the name “Fiserv,” a derivative thereof, or any name likely to cause confusion with “Fiserv.”

Key Executive Employment and Severance Agreements

General Benefits

We have entered into KEESAs with each of our named executive officers which specify the benefits that we will provide to each in the event that we experience a change in control while they are employed by us. Upon a change in control, all restrictions on restricted stock awards will lapse such that they become fully and immediately vested and all stock options and restricted stock units granted prior to the change in control will become fully and immediately vested. In addition, if we terminate them other than for death, disability or cause, or they resign for good reason, within three years following a change in control, then our named executive officers will be entitled to receive:

•	a cash termination payment equal to two times the sum of their annual salary plus:

•	their highest annual bonus during the three years before the change in control; or

•

in the case of Mr. Yabuki, the greater of his annual salary at the time of the change in control or the highest annual bonus during the two years before the change in control if he has not been employed by us for three or more years; or

•

in the case of Mr. Warsop, the greater of 60% of his annual salary at the time of the change in control or the highest annual bonus during the two years before the change in control if he has not been employed by us for three or more years; and

•

continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage as in effect at the termination, in addition to certain other benefits related to securing other employment.

If, within three years following a change in control, we terminate the employment of our named executive officers for any reason, or they resign or retire, our named executive officers (or their heirs or estate, as applicable) will be entitled to receive: any unpaid base salary through the termination date; reimbursement of business expenses incurred through the termination date; any compensation previously deferred by the named executive officer; and the sum of any bonus or incentive compensation allocated or awarded but not yet paid and a portion of all contingent bonus or incentive compensation awards relating to any uncompleted period pro rated through the termination date as if the goals with respect to such award had been achieved.

Change in Control Defined

A “change in control” under the KEESAs generally will occur if: any person becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power; specified changes occur to our incumbent board of directors; our shareholders approve a merger, consolidation or share exchange with any other corporation, or approve the issuance of voting securities in connection with a merger, consolidation or share exchange; or our shareholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Excise Tax

The KEESAs of our named executive officers other than Mr. Yabuki provide that if any portion of the benefits under the KEESAs or any other agreement to which they are a party would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then they will have the option to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code, or have the total payments reduced such that they would not be required to pay the excise tax. Mr. Yabuki’s KEESA provides for a tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or his KEESA at the time such payments are to be made. If the benefits to Mr. Yabuki under his employment agreement are duplicative of benefits provided under his KEESA, he will receive the most favorable benefits (determined on a benefit-by-benefit basis) under his KEESA or his employment agreement.

Non-Compete

Each named executive officer agrees that he will not, for a period of six months after the termination date, participate in the management of, be employed by or own any business enterprise at a location within the United States that substantially competes with us or our subsidiaries. In addition, during and following his employment, he will hold in confidence, and not directly or indirectly disclose, use or copy, our confidential information and proprietary data. Finally, he agrees that for a period of two years after the termination date, he will not hire or solicit for employment any person who is or was employed by us during the twelve months preceding his termination.

Equity Arrangements

Under the individual equity award agreements that we entered into with Mr. Yabuki at the time his employment began, if Mr. Yabuki’s employment ceases as a result of his death or disability, all equity awards subject to the agreements will be deemed to be fully vested. These agreements relate to options to purchase an aggregate of 370,000 shares of our common stock, which were unvested with respect to 162,000 shares as of December 31, 2007, and to 52,849 shares of restricted stock. Mr. Yabuki’s other equity awards have the same terms that govern our equity awards to our other named executive officers.

Other than the award agreements with Mr. Yabuki described above, our individual equity award agreements with our named executive officers under our equity incentive plans provide that, on the recipient’s death or disability, and/or if certain levels of years of service are met, a specified percentage of any then-unexercisable stock options will become exercisable by the recipient (or his or her legal representative or estate, as applicable) until the earlier of one year following the triggering event and the stock option expiration date. In addition, the individual restricted stock and restricted stock unit agreements provide that, in the event of death or disability, and/or if certain levels of years of service are met, the restrictions on a specified percentage of restricted shares will lapse. Under the individual equity award agreements, unless our board of directors takes action for the continuation or assumption of the awards, upon a change in control all restrictions on restricted stock awards subject to the agreements will lapse such that they become fully and immediately vested and all stock options subject to the agreements will become fully and immediately vested. The individual equity award agreements require our named executive officers not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment.

Estimated Potential Payments

In the tables below, we estimate the amount of compensation payable to each of our named executive officers assuming that the triggering event or events indicated occurred on December 31, 2007. Except for the table relating to Mr. Yabuki, the tables assume that none of the payments, individually or in the aggregate, are “excess parachute payments” for purposes of the Internal Revenue Code, and, therefore, that none of our named executive officers would elect to have any payments reduced to eliminate potential excise taxes. Except for Mr. Yabuki, none of our named executive officers is entitled to receive a tax gross up payment. The amounts shown in the tables below rely on the following assumptions:

•

The amount shown in the table with respect to stock options is equal to the difference between the exercise price of the unvested options held by the named executive officer as of December 31, 2007 and $55.49, the closing price of our common stock on the last trading day of the calendar year.

•

The amount shown in the table with respect to restricted stock is equal to the closing price of our common stock on the last trading day of the calendar year, $55.49, times the number of unvested shares of restricted stock held by the named executive officer as of December 31, 2007.

•

The amount shown for post-employment benefits on a termination without cause or resignation for good reason following a change in control is the value of three years of continued benefits for the named executive officer and his immediate family, including medical, dental, life and disability insurance. The value of the benefits is based on a number of assumptions, including the continued availability of these types of coverage at expected rates. Accordingly, the amount shown is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

•

The executive officers’ KEESAs provide that the named executive officers are entitled to receive outplacement services at a cost to us of not more than 10% of their respective annual base salaries. Accordingly, the amount shown for outplacement services is 10% of the executive officers’ respective base salaries for 2007.

•

The executive officers’ KEESAs provide that the named executive officers are entitled to receive reimbursement for certain fees and expenses, up to $15,000, paid to consultants and legal or accounting advisors in connection with the computation of benefits under the KEESAs. Accordingly, $15,000 is shown for advisor fees for each named executive officer.

Potential Payments on a Change in Control Without Termination of Employment; Acceleration of Vesting

Name	Number of Option Shares Vested on Accelerated Basis	Number of Restricted Shares Vested on Accelerated Basis	Value Realized
J. Yabuki	261,514	69,435	$5,455,359
N. Balthasar	221,077	27,561	3,879,368
T. Hirsch	44,541	9,524	839,549
T. Neill	43,360	18,733	1,475,534
T. Warsop	15,000	15,000	878,400

Potential Payments on a Termination of Employment

Mr. Yabuki

Benefits and Payments	Death or Disability Prior to a Change in Control (Equity Award Agreements)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)		Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$1,680,000		$1,680,000
Bonus	—	1,680,000	(1)	1,787,520
Stock Options:
Unvested and Accelerated	$1,522,800	1,602,410		1,602,410
Restricted Stock:
Unvested and Accelerated	2,932,591	3,852,949		3,852,949
Benefits:
Medical/Dental Reimbursement	—	29,217	(2)	—
Post-Employment Benefits	—	—		80,923
Tax Gross-Up (3)	—	—		2,054,711
Outplacement Services	—	—		84,000
Advisor fees	—	—		15,000
Total	$4,455,391	$8,844,576		$11,157,513

(1)	For purposes of estimating this portion of the potential payment to Mr. Yabuki, we have assumed that Mr. Yabuki’s target bonus is equal to his base salary for 2007.

(2)	Mr. Yabuki’s employment agreement provides that if he is terminated without cause or resigns for good reason, he is entitled to reimbursement for medical and dental insurance premiums for up to two years following the date of his termination. The amount shown in the table shows the value of two years of continued medical and dental coverage for Mr. Yabuki and his immediate family. The value of the benefit is based on a number of assumptions, including the continued availability of this type of coverage at expected rates. Accordingly, the amount shown in the table is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

(3)

Mr. Yabuki’s employment agreement provides that if he is terminated without cause or resigns for good reason, and payments or benefits under the employment agreement or any other plan, arrangement or agreement he has with us, including the KEESA, are “excess parachute payments” for purposes of the Internal Revenue Code, then we will pay Mr. Yabuki the amount necessary to offset the excise tax, if any, imposed by the Internal Revenue Code and any additional taxes on the “gross up” payment. The amount shown in the table is based on a number of assumptions regarding the value of the payments to be made and benefits to be provided under the KEESA, which depend on, among other matters, Mr. Yabuki’s annual salary at the time the payment is made, the number of unvested options and shares of restricted stock that are accelerated at the time that the payment is due, and the market price of our common stock. For purposes of this presentation, we have assumed that the change in control occurred on December 31, 2007, that the applicable combined state and federal income tax rate was 43%, and that the discount rate was equal to the applicable published Internal Revenue Service federal rate for December 2007. The amount shown in the table is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

Mr. Balthasar

Benefits and Payments	Death or Disability Prior to a Change in Control (Equity Award Agreements)	Resignation For Good Reason or Termination Without Cause (Retention Agreement)		Resignation For Good Reason; Termination Without Cause; or Voluntary Resignation Following Change in Control (KEESA)
Compensation:
Base Salary	—	$365,000		$1,460,000
Bonus	—	292,000	(1)	1,450,000
Stock Options:
Unvested and Accelerated	$2,350,008	—		2,350,008
Restricted Stock:
Unvested and Accelerated	1,529,360	—		1,529,360
Benefits:
Post-Employment Benefits	—	—		124,972
Outplacement Services	—	—		73,000
Advisor fees	—	—		15,000
Total	$3,879,368	$657,000		$7,002,340

(1)	Mr. Balthasar’s retention agreement provides that if he is terminated without cause or resigns for good reason prior to June 30, 2008, we are obligated to pay him, as severance, the amount of bonus payable to him as if he were employed throughout the term of the retention agreement. The amount shown in the table represents one-half of Mr. Balthasar’s target cash incentive payment for 2007.

Mr. Hirsch

Benefits and Payments	Death or Disability Prior to a Change in Control (Equity Award Agreements)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$800,000
Bonus	—	449,000
Stock Options:
Unvested and Accelerated	$311,061	311,061
Restricted Stock:
Unvested and Accelerated	528,488	528,488
Benefits:
Post-Employment Benefits	—	78,859
Outplacement Services	—	40,000
Advisor fees	—	15,000
Total	$839,549	$2,222,408

Mr. Neill

Benefits and Payments	Death or Disability Prior to a Change in Control (Equity Award Agreements)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$890,000
Bonus	—	760,000
Stock Options:
Unvested and Accelerated	$436,040	436,040
Restricted Stock:
Unvested and Accelerated	1,039,494	1,039,494
Benefits:
Post-Employment Benefits	—	110,110
Outplacement Services	—	44,500
Advisor fees	—	15,000
Total	$1,475,534	$3,295,144

Mr. Warsop

Benefits and Payments	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)		Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	$350,000		$700,000
Bonus	150,000	(1)	420,000
Stock Options:
Unvested and Accelerated	46,050		46,050
Restricted Stock:
Unvested and Accelerated	832,350		832,350
Benefits:
COBRA Reimbursement	14,609	(2)	—
Post-Employment Benefits	—		68,250
Outplacement Services	—		35,000
Advisor fees	—		15,000
Total	$1,393,009		$2,116,650

(1)	Mr. Warsop’s employment agreement provides that if we terminate him without cause, or Mr. Warsop terminates his employment because we breach his employment agreement, he is entitled to receive the smaller of $150,000 or the cash incentive award earned in the prior year. Because Mr. Warsop’s employment began on January 2, 2007, for purposes of estimating this portion of the potential payment to Mr. Warsop, we have assumed that he received $150,000.

(2)	Mr. Warsop’s employment agreement provides that if he is terminated without cause or resigns because we breach his employment agreement, he is entitled to reimbursement of COBRA premiums for up to 12 months following the date of his termination. The amount shown in the table is the value of 12 months of continued medical and dental coverage for Mr. Warsop and his immediate family. The value of the benefit is based on a number of assumptions, including the continued availability of this type of coverage at expected rates. Accordingly, the amount shown in the table is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

COMPENSATION OF DIRECTORS

Compensation of Directors

The compensation committee of the board of directors is responsible for making recommendations to the board regarding director compensation. When considering the fees and equity awards that we provide to non-employee directors for service on the board, the committee reviews our financial performance, the performance of the board and general market conditions.

Objectives for Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity, and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in form and timing of payments.

2007 Director Compensation

Directors who are also employees receive no compensation for service as members of the board of directors or for service on committees of the board of directors, if any. In 2007, non-employee directors received an annual fee of $35,000 for service on the board, plus $2,000 for attendance at each board meeting and $500 for attendance at each telephonic board meeting. The Chairman of the board of directors received an additional annual fee of $20,000 and the chairperson of each of the compensation, audit and nominating and corporate governance committees received an annual fee of $5,000. For attendance at each committee meeting, each chairperson received $2,000, and other members received $1,500.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Donald F. Dillon(2)	$69,000	$39,992	$54,731	$163,723
Kenneth R. Jensen(3)	19,346	—	—	19,346
Daniel P. Kearney (4)	80,500	39,992	54,731	175,223
Peter J. Kight(5)	—	—	—	—
Gerald J. Levy(6)	72,500	39,992	54,731	167,223
Glenn M. Renwick(7)	65,500	28,828	50,782	145,110
Kim M. Robak(8)	83,000	28,828	37,252	149,080
L. William Seidman(9)	31,324	—	—	31,324
Doyle R. Simons(10)	16,054	2,169	2,562	20,785
Thomas C. Wertheimer(11)	78,000	28,828	45,466	152,294

(1)	The amounts represent compensation expense recognized pursuant to SFAS 123R during the year ended December 31, 2007 (disregarding the estimate of forfeitures related to service-based vesting conditions) with respect to equity awards held by non-employee directors. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal years ended December 31, 2007, 2006, 2005 and 2004.

(2)	As of December 31, 2007, Mr. Dillon held 695,295 options to purchase shares of our common stock, 685,619 of which were vested, and 2,574 shares of restricted stock.

(3)	Mr. Jensen retired from the board upon the commencement of the 2007 annual meeting of shareholders. The amount of cash compensation in the table above includes the director meeting and fee payments for his service as a non-employee director during 2007. The equity expense amounts reflect the expense that we recognized pursuant to SFAS 123R during the year ended December 31, 2007 only with respect to equity awards granted to Mr. Jensen for his services as a director. As of his retirement, Mr. Jensen held 621,003 options to purchase shares of our common stock, all of which were vested, and 14,803 shares of restricted stock.

(4)	As of December 31, 2007, Mr. Kearney held 49,558 options to purchase shares of our common stock, 41,370 of which were vested, and 2,574 shares of restricted stock.

(5)	Mr. Kight joined the board of directors on December 3, 2007 upon the closing of our acquisition of CheckFree Corporation and did not receive any fees for his service on our board of directors during 2007. As of December 31, 2007, Mr. Kight held 55,676 options to purchase shares of our common stock, none of which were vested, and 85,678 shares of restricted stock.

(6)	As of December 31, 2007, Mr. Levy held 65,230 options to purchase shares of our common stock, 57,388 of which were vested, and 2,485 shares of restricted stock.

(7)	As of December 31, 2007, Mr. Renwick held 27,413 options to purchase shares of our common stock, 19,571 of which were vested, and 2,574 shares of restricted stock.

(8)	As of December 31, 2007, Ms. Robak held 20,185 options to purchase shares of our common stock, 11,174 of which were vested, and 2,574 shares of restricted stock.

(9)

Mr. Seidman retired from the board upon the commencement of the 2007 annual meeting of shareholders. The amount of cash compensation in the table above includes the director meeting and fee payments for his service as a non-employee director during 2007. The equity expense amounts reflect the expense that we recognized pursuant to SFAS 123R during the year ended December 31, 2007 with respect to equity awards granted to Mr. Seidman for his services as a director. As of his retirement, Mr. Seidman held 20,100 options to purchase shares of our common stock, all of which were vested.

(10)	Mr. Simons was elected to the board on August 21, 2007. As of December 31, 2007, Mr. Simons held 2,108 options to purchase shares of our common stock, none of which were vested, and 625 shares of restricted stock.

(11)	As of December 31, 2007, Mr. Wertheimer held 23,351 options to purchase shares of our common stock, 13,706 of which were vested, and 2,574 shares of restricted stock.

Grants of Options and Restricted Stock to Non-Employee Directors in 2007

We grant equity awards to non-employee directors on the date of our annual meeting of shareholders. We make grants to directors who are elected at that meeting and to those who are not up for election at the meeting and continue serving as directors. In 2007, directors who joined the board after the annual meeting were given pro rated grants of stock options and restricted stock as compensation for a partial year’s service.

In 2007, we granted each incumbent non-employee director a number of stock options determined by dividing $135,000 by the closing price of our common stock on the grant date. The options had an exercise price of $52.97, the closing price of our stock on the grant date. Options vest 20% per year on each anniversary of the grant date, and expire 10 years from the date of grant. During 2007, we also granted each incumbent non-employee director a number of shares of restricted stock determined by dividing $40,000 by the closing price of our common stock on the grant date. The restrictions on 20% of these shares lapse on each anniversary of the grant date. We granted options and shares of restricted stock to our non-employee directors in 2007 as follows:

Name	Stock Awards (#)	Grant Date Fair Value ($)	Option Awards (#)	Grant Date Fair Value ($)
Donald F. Dillon(1)(2)	755	$39,992	2,548	$54,731
Kenneth R. Jensen(3)	—	—	—	—
Daniel P. Kearney(1)(2)	755	39,992	2,548	54,731
Gerald J. Levy(1)(2)	755	39,992	2,548	54,731
Glenn M. Renwick(1)(2)	755	39,992	2,548	54,731
Kim M. Robak(1)(2)	755	39,992	2,548	54,731
L. William Seidman(3)	—	—	—	—
Doyle R. Simons(4)	625	30,013	2,108	41,043
Thomas C. Wertheimer(1)(2)	755	39,992	2,548	54,731

(1)	The closing price of our common stock on May 23, 2007, the date of grant, was $52.97. Accordingly, we granted 755 shares of restricted stock to each non-employee director. The restrictions with respect to 20% of the shares lapse on each anniversary of the grant date beginning on May 23, 2008. The dollar amount shown in the table is the grant date fair value of the award computed in accordance with SFAS 123R.

(2)	The closing price of our common stock on May 23, 2007, the date of grant, was $52.97. Accordingly, we granted an option to purchase up to 2,548 shares of our common stock at an exercise price of $52.97 to each non-employee director. The options vest 20% on each anniversary of the grant date beginning on May 23, 2008. The dollar amount shown in the table is the grant date fair value of the award computed in accordance with SFAS 123R.

(3)	Mr. Jensen and Mr. Seidman retired from the board upon the commencement of the 2007 annual meeting of shareholders.

(4)	Mr. Simons was elected to the board of directors effective August 21, 2007, at which time he received a pro rated grant of stock options and restricted stock as compensation for a partial year’s service. Mr. Simons’ options have an exercise price of $48.02, the closing price of our common stock on the grant date, and vest 20% on each anniversary of the grant date beginning on August 21, 2008. The restrictions with respect to 20% of the shares of restricted stock granted to Mr. Simons lapse on each anniversary of the grant date beginning on August 21, 2008. The dollar amounts shown in the table equal the grant date fair value of the awards computed in accordance with SFAS 123R.

Mr. Kight joined the board of directors on December 3, 2007 upon the closing of our acquisition of CheckFree Corporation and, as an employee director, did not receive any equity awards in connection with his service on our board of directors during 2007. Under the terms of the CheckFree merger agreement, and unrelated to his service as a director, we granted Mr. Kight 55,676 options to purchase shares of our common stock and 85,678 shares of restricted stock on the closing date of the transaction in exchange for his unvested CheckFree equity awards.

In 2007, the board of directors adopted share ownership guidelines covering both officers and non-employee directors. Under the guidelines, non-employee directors are required to accumulate and hold our common stock at a market value equal to or greater than five times the amount of the annual board retainer. The value of shares of restricted stock and restricted stock units count towards meeting the minimum ownership amount, as do other shares held by the director. Shares underlying unexercised options are not counted. Non-employee directors have five years after they become subject to the guidelines to meet the ownership requirements provided that interim ownership milestones are achieved during the five year period.

Program Changes for 2008

In 2007, we commissioned a competitive market study of non-employee director compensation. The study, conducted by Towers Perrin, focused on non-employee director compensation among companies with revenues and market capitalization similar to ours. The compensation committee also considered the findings of a study commissioned by ISS and conducted by F.W. Cook, another compensation consulting firm. Based on the committee’s review of this information, it determined that the total compensation levels for our non-employee directors were below median pay levels among companies of our size, structure and scope of operations. Accordingly, effective in 2008, we increased both cash compensation and the value of equity awards to our directors, reflecting the level of responsibility borne by directors of a company of our size.

In addition, we made a number of changes to our non-employee director compensation program. These changes are designed to support the objectives outlined above. The changes are explained in greater detail below:

•

We eliminated both board and committee meeting fees. We now provide cash compensation through retainers for board and committee service, as well as separate retainers to the chairpersons of our board committees. These changes simplify the administration of our program and create greater equality in rewarding service on committees of the board. The committee and committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions. Our stock ownership guidelines require non-employee directors to own shares of our common stock having a total value equal to five times the annual retainer amount. Accordingly, the decision to no longer pay meeting fees, and to pay only an annual retainer, increased the amount of shares our non-employee directors are required to hold.

•

In order to more accurately compensate the Chairman for his involvement in board and committee matters, and to simplify his compensation, we increased the annual cash retainer for the Chairman from $55,000 to $100,000 and eliminated separate meeting fees. The Chairman will receive equity grants in the same manner as the other non-employee directors.

•

We also simplified vesting for equity grants to non-employee directors. Future grants of stock options and restricted stock units will vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.

•	We also modified the form and timing of director compensation to provide greater flexibility.

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We instituted a non-employee director deferred compensation plan. This plan allows directors to defer all or a part of their cash retainers until after their service on the board ends. Funds in deferred accounts are invested in hypothetical shares of our common stock. We denominate these deferred payments in shares of our common stock to promote alignment between director compensation and the interest of our shareholders.

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Beginning in 2008, we will grant restricted stock units to non-employee directors instead of restricted stock. Restricted stock units are hypothetical shares of our common stock that are converted into actual shares upon settlement. Under the deferred compensation plan, directors may defer receipt of shares issuable pursuant to the restricted stock units until after their service on the board has ended.

A comparison of our 2007 and 2008 non-employee director compensation programs is provided below:

Element of Compensation	2007		2008
Board Retainer	$35,000		$60,000

Chairman’s Retainer	55,000	(1)	100,000	(1)

Meeting Fees
Board (in person)	2,000		—
Board (telephonic)	500		—
Committee (in person - chairperson)	2,000		—
Committee (in person - other members)	1,500		—
Committee (telephonic)	500		—

Committee Retainer
Audit	—		12,000
Compensation	—		10,000
Nominating and Corporate Governance	—		10,000

Committee Chair Retainer
Audit	5,000		7,500
Compensation	5,000		7,500
Nominating and Corporate Governance	5,000		7,500

Equity Awards
Stock Options	$54,731	(2)	$60,000	(4)
Restricted Stock/Units	$40,000	(3)	$60,000	(5)

(1)	The Chairman’s retainer includes, and is not in addition to, the standard board retainer.

(2)	In 2007, upon being elected or continuing as a director, each non-employee director received a non-qualified stock option to purchase up to a number of shares of our common stock determined by dividing $135,000 by the closing price of our common stock on the grant date. For comparison purposes, the dollar amount shown in the table is the grant date fair value of the 2007 option award computed in accordance with SFAS 123R.

(3)	In 2007, upon being elected or continuing as a director, each non-employee director received a number of shares of restricted stock determined by dividing $40,000 by the closing price of our common stock on the grant date.

(4)	In 2008, upon being elected or continuing as a director, each non-employee director will receive a stock option having $60,000 in value. The number of shares for which the option may be exercised will be determined by dividing $60,000 by a binomial valuation of an option of one share of our common stock on the grant date.

(5)	In 2008, upon being elected or continuing as a director, each non-employee director will receive a number of restricted stock units determined by dividing $60,000 by the closing price of our common stock on the grant date.

Shareholder Proposals for the 2009 Annual Meeting

Any proposal that a shareholder desires to include in our proxy materials for our 2009 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be delivered to the following address no later than December 10, 2008: 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2009 annual meeting must comply with the requirements set forth in our by-laws. Among other matters, a shareholder must give written notice to our corporate Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first mailed our proxy materials for the 2008 annual meeting. Because we anticipate mailing our proxy statement for the 2008 annual meeting on April 9, 2008, we therefore must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2009 annual meeting no sooner than January 29, 2009, and no later than February 23, 2009.

If the notice is received after February 23, 2009, then we are not required to permit the business to be presented at the 2009 annual meeting of shareholders because the notice will be considered untimely. Nevertheless, if our board of directors permits a matter of business submitted after February 23, 2009 to be presented at the 2009 annual meeting, then the persons named in proxies solicited by the board of directors for the 2009 annual meeting may exercise discretionary voting power with respect to such proposal.

Annual Report

Our Annual Report for 2007 will be mailed to each shareholder on or about April 9, 2008. Our Annual Report on Form 10-K for 2007, which we filed with the Securities and Exchange Commission, will be furnished without charge to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of our common stock on the record date for the 2008 annual meeting. Requests and inquiries should be sent to our corporate Secretary, Charles W. Sprague, at the address below.

Other Matters

As permitted by rules of the Securities and Exchange Commission, services that deliver our communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver a single copy of our Annual Report to shareholders and proxy statement to multiple shareholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may make a request by writing to Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045 or by calling him at (262) 879-5000.

By Order of the Board of Directors

Charles W. Sprague, Secretary

Brookfield, Wisconsin

April 9, 2008

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

Fiserv, Inc. is located in the Brookfield Lakes Corporate Center. It is approximately 25 minutes from Milwaukee General Mitchell International Airport and 20 minutes from downtown Milwaukee.

From Chicago, go north on I-94 to Milwaukee. After entering Wisconsin, you will pass through Racine and Kenosha counties. Approaching Milwaukee County, watch for the I-894 bypass. This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Milwaukee’s Mitchell International Airport, take I-94 north to Milwaukee. As you approach Milwaukee, take I-894 (bypass). This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Moorland Road, go north approximately 3/4 mile (two stoplights) to Bluemound Road/Highway 18. Turn left (west) on Bluemound Road and continue approximately 1-1/2 miles (five stoplights), turning left at the stoplight into the entrance to Brookfield Lakes Corporate Center (you will see the Doubletree Hotel at this entrance).

Traveling from the west, exit I-94 at Bluemound Road/Highway 18. Go east on Bluemound Road approximately 1-1/2 miles (six stoplights), turning right at the stoplight into the entrance to Brookfield Lakes Corporate Center.

Once inside Brookfield Lakes, take Corporate Drive approximately 1/4 mile to Fiserv Drive and turn right. Fiserv Drive leads directly to the Fiserv headquarters.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/tickersymbol • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in

X

• Follow the instructions provided by the recorded message.

this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees listed below and FOR Proposal 2.

1. Election of Directors:

For Withhold For Withhold For Withhold

01 - D. F. Dillon* 02 - G. J. Levy* 03 - D. J. O’Leary* + 04 - G. M. Renwick* 05 - D. R. Simons** 06 - P. J. Kight***

* To serve a three-year term expiring in 2011, and until his successor is elected and qualified.

** To serve a two-year term expiring in 2010, and until his successor is elected and qualified.

*** To serve a one-year term expiring in 2009, and until his successor is elected and qualified.

For Against Abstain

2. To ratify the selection of Deloitte & Touche LLP as our

In their discretion, the Proxies are authorized to vote upon independent registered public accounting firm for 2008. such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if

you plan to attend the

Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — FISERV, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FISERV, INC.

The undersigned hereby appoints JEFFERY W. YABUKI, DONALD F. DILLON, and CHARLES W. SPRAGUE as Proxies, each with the power to appoin this substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common sock of Fiserv, Inc. held of record by the undersigned on March 26, 2008 at the Annual Meeting of Shareholders to be held on May 21, 2008 and at any adjournment or postponement thereof, with like effect as if the undersigned were personally present and voting upon the following matters. This card also constitutes voting instructions for any shares held for the undersigned in the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of the indicated nominees as directors and (2) FOR the ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of Fiserv, Inc. for 2008. For shares held under the Plan, if no direction is given to the trustee by 4:00 pm ET on May 19, 2008, the Plan’s trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

(Continued and to be voted on reverse side.)